Exhibit 2.1
EXECUTION VERSION
PURCHASE AGREEMENT
dated as of
June 25, 2009
between
American International Group, Inc.,
American International Reinsurance Company, Limited
and the
Federal Reserve Bank of New York

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INDEX OF DEFINED TERMS

Term	Location of Definition
Action	6.6(a)
Actuarial Analyses	2.2(t)(v)
Affiliate or Affiliated	6.6(b)
Agreement	Introduction
AIA	Recitals
AIA 2009 Accounts	2.2(g)
AIA Entities	2.1(a)
AIA Historical Accounts	2.2(g)
AIA PhilAm Group	6.6(c)
AIG Credit Trust	6.6(d)
AIGGIC	6.6(e)
AIGLH	1.2(f)
ALICO Disclosure Letter	6.6(f)
ALICO Purchase Agreement	1.2(c)(iv)
Bankruptcy Exceptions	2.2(e)(i)
Benefit Plan	6.6(g)
Board of Governors	3.7(b)
Business Combination	6.8
business day	1.3
Buyer	Introduction
Capital Expenditure Budget	6.6(h)
Closing	1.2(a)
Closing Date	1.2(a)
Code	6.6(i)
Common Units	Recitals
Company	Recitals
Company Benefit Plans	6.6(j)
Company Employee	6.6(k)
Compliant Financial Statements	6.6(l)
Comptroller General	3.7(b)
Consent Request Contact	3.5
Consent Request Notice	3.5
Consideration	Recitals
Contributed IP	4.5
Control, Controlled and Controlling	6.6(m)
Credit Agreement	Recitals
Credit Agreement Amendment	6.6(n)
Data Room	6.6(o)
Department	6.6(p)
Diminution in AIA Value Loss	5.6
Disclosure Letter	2.1(b)
Dispositions	3.4(e)
Equity Interests	6.6(q)
ERISA	6.6(r)

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Term	Location of Definition
ERISA Affiliate	6.6(s)
Estimate of Losses	5.3(e)
Exchange Act	4.3
Excluded Representations	5.1
Financial Statements	2.2(g)
Fund	6.6(t)
GAAP	2.1(a)
GAO	3.7(b)
Governmental Entity	1.2(c)(i)
Guarantee and Pledge Agreement	6.6(u)
Guarantee and Pledge Agreement Amendment	6.6(u)
Helping Families Act	3.7(b)
HK Co	6.6(v)
IFRS	6.6(w)
Indebtedness	6.6(x)
Indemnified Parties	5.2(a)
Independent Expert	5.3(g)
Insurance Contracts	6.6(y)
Insurance Subsidiaries	6.6(z)
Intentional Breach	5.5
knowledge of Parent	6.6(aa)
Law	6.6(bb)
Legal Proceeding	6.6(cc)
LLC Agreement	2.2(b)(i)
Liquidation Shortfall	6.6(dd)
Liquidation Shortfall Event	6.6(ee)
Losses	6.6(ff)
Management Agreement	6.6(gg)
Management Employee	6.6(hh)
Material Adverse Effect	2.1(a)
Material Contract	6.6(ii)
Material Jurisdiction	6.6(jj)
Material Minority Investee Company	6.6(kk)
Nondisclosure Agreement	3.7(a)
Notice of Disagreement	5.3(e)
Order	1.2(c)(iii)
Parent	Introduction
Parent Accounting Policies	2.2(g)
Parent Benefit Plan	6.6(ll)
Partner	6.6(hh)
Permits	2.2(m)
Permitted Lien	6.6(mm)
Person	6.6(nn)
PhilAm	Recitals
PhilAm 2009 Accounts	2.2(g)
PhilAm Historical Accounts	2.2(g)

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Term	Location of Definition
Preferred Units	Recitals
Prevailing Estimate	5.3(g)
Previously Disclosed	2.1(b)
Producer	2.2(u)
Proprietary Rights	2.2(r)
Purchased Securities	Recitals
Quarter—End Balance Sheet(s)	3.9
Quarter—End Certificate	3.9
Quarter—End Stockholders’ Equity	3.9
Regulated Subsidiary	6.6(oo)
Reports	2.2(h)
Required Regulatory Approvals	1.2(c)(i)
Restructuring	Recitals
SAP	6.6(pp)
Securities Act	2.2(j)
Securities Lending Management	6.6(qq)
Seller	Introduction
Senior Partner	6.6(hh)
Separation Plan	4.5
Signing Date	2.1(a)
subsidiary	6.6(rr)
Tax or Taxes	2.2(o)(i)
Tax Returns	2.2(o)(i)
Tax Sharing Agreements	6.6(ss)
Taxing Authority	2.2(o)(i)
Third Party Claim	5.3(a)
Transaction Documents	6.6(tt)
Units	Recitals

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PURCHASE AGREEMENT
          THIS PURCHASE AGREEMENT dated as of June 25, 2009 (together with the Annexes hereto and as the same may be amended from time to time in accordance with its terms, this “Agreement”) among American International Group, Inc. (“Parent”), American International Reinsurance Company, Limited (“Seller”) and the Federal Reserve Bank of New York (“Buyer”).
Recitals:
          WHEREAS, Seller wishes, and Parent wishes to cause Seller, to sell to Buyer preferred membership interests in a Delaware limited liability company to be formed after the date hereof (the “Company”); and
          WHEREAS, in connection therewith, Parent shall complete the restructuring steps set forth in Annex A (the “Restructuring”) pursuant to which, among other things, Parent will transfer or cause to be transferred (i) to HK Co all of the equity of American International Assurance Company, Limited (“AIA”) that it directly or indirectly owns which constitutes 100% of AIA’s total share capital and (ii) to AIA all of the equity of The Philippine American Life and General Insurance Company (“PhilAm”) that it directly or indirectly owns, which constitutes 99.78% of PhilAm’s total share capital; and
          WHEREAS, as a result of the Restructuring and as more fully described in Annex A, Seller will hold common membership units of the Company (the “Common Units”) and all of the preferred membership units (the “Preferred Units” and together with the Common Units, the “Units”) of the Company; and
          WHEREAS, pursuant to the terms and subject to the conditions hereof, Seller intends to sell to Buyer all of the Preferred Units (the “Purchased Securities”) in consideration for Buyer’s agreement to assign to Seller $16 billion of the outstanding principal indebtedness owed by Parent to Buyer (such face amount for all purposes under this Agreement, the “Consideration”) under the Credit Agreement dated as of September 22, 2008 between Parent and Buyer, as amended from time to time (the “Credit Agreement”); and
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1
Purchase; Closing
     1.1 Purchase. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing (as hereinafter defined), the Purchased Securities for the Consideration.
     1.2 Closing.
          (a) On the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Securities (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 (or at such other place as the parties may designate in writing) at 10:00 am, New York City time, on the fifth business day following the first day that all of the conditions to Closing as set forth in Sections 1.2(c) through (e) below are satisfied (other than those that by their nature are satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed by Parent, Seller and Buyer. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          (b) Subject to the satisfaction or waiver of the conditions to the Closing as set forth in Sections 1.2(c) through (e) below, at the Closing, (i) Seller will deliver the Purchased Securities, as evidenced by one or more certificates dated as of the Closing Date and bearing appropriate legends as hereinafter provided for and (ii) Buyer shall assign to Seller a portion of the outstanding indebtedness owed by Parent to Buyer under the Credit Agreement in the amount of $16 billion.
          (c) The respective obligations of each of Buyer, Parent and Seller to consummate the Closing are subject to the satisfaction (or waiver by Buyer, Parent and Seller, as applicable) prior to the Closing of each of the following conditions:
               (i) all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or declarations, filings or registrations with, or notices to, or disclosure to or mandated by, any national, regional, local or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity (“Governmental Entity”), and the expiration of any and all waiting periods imposed by applicable Law (and, for the avoidance of doubt, where an approval, consent or other clearance arises through the expiration of a prescribed period where there has not been any objection from an applicable Governmental Entity, such approval, consent or other clearance shall, if not expressly given by such time, be deemed given on expiry of such prescribed period where there has not been any objection made by the applicable Governmental Entity) required to be made or obtained on or prior to the Closing Date by Buyer, Parent, Seller, the Company, AIA, PhilAm, AIGGIC or any of their respective subsidiaries in connection with the consummation of the Restructuring (described in paragraphs 1 through 6 of Annex A) or the Transaction Documents (including, without limitation, those set forth on Section 1.2(c)(i) of the Disclosure Letter) (collectively, the

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“Required Regulatory Approvals”), in each case shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect;
               (ii) no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby or by the other Transaction Documents;
               (iii) there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Entity (“Order”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Documents;
               (iv) the respective conditions of each of Buyer and Parent pursuant to that certain Purchase Agreement dated as of the date hereof between Buyer and Parent (the “ALICO Purchase Agreement”) to consummate the closing of the sale and purchase of all of the preferred membership units of the Company (as defined in the ALICO Purchase Agreement) shall have been satisfied (or waived by Buyer and/or Parent, as applicable); and
               (v) the steps of the Restructuring described in paragraphs 1 through 6 of Annex A shall have been effected (or caused to be effected) by Parent, in each case, on terms and conditions acceptable to Buyer in all respects.
          (d) The obligation of Buyer to consummate the Closing is also subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:
               (i) each of the representations and warranties of Parent set forth in (x) Sections 2.2(a) through 2.2(e) shall be true and correct as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date) and (y) Sections 2.2(f) through 2.2(z) (which shall each be read, for purposes of this Section 1.2(d)(i)(y), without any qualifications or limitations whatsoever that may be set forth in any such representations and warranties as to “materiality”, “Material Adverse Effect” (as hereinafter defined) and words of similar import) shall be true and correct as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties referred to in this Section 1.2(d)(i)(y) to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect;
               (ii) Parent and Seller shall have performed in all material respects all obligations and covenants required to be performed by each of them under this Agreement at or prior to the Closing;

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               (iii) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
               (iv) Buyer shall have received a certificate signed on behalf of Parent by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(d)(i) through (iii) have been satisfied;
               (v) each of the Transaction Documents shall have been duly executed and delivered by each of the parties thereto (other than Buyer) and shall be in full force and effect;
               (vi) the Quarter-End Stockholders’ Equity as set forth on the Quarter-End Certificate shall be at least an amount equal to 90% of the aggregate pro forma stockholders’ equity (including non-controlling equity interests) of AIA and its subsidiaries and PhilAm and its subsidiaries as shown in the AIA 2009 Accounts and the PhilAm 2009 Accounts, respectively, or, in the event the Quarter-End Stockholders’ Equity is less than such amount, Parent or Seller shall have contributed to the Company an amount in cash equal to such shortfall;
               (vii) Buyer shall have received (A) the Separation Plan and (B) evidence reasonably satisfactory to it that all of the Contributed IP shall have been contributed to one or more of the AIA Entities in accordance with Section 4.5; and
               (viii) Buyer shall have received evidence reasonably satisfactory to it that all of the actions required by Section 1.2(f) shall be consummated immediately after the Closing.
          (e) The obligation of Parent and Seller to consummate the Closing is also subject to the satisfaction (or waiver by Parent and Seller) at or prior to the Closing of each of the following conditions:
               (i) Seller shall have received from Buyer an assignment agreement with respect to the Consideration, effective as of the Closing; and
               (ii) each of the Transaction Documents shall have been duly executed and delivered by each of the parties thereto other than Parent and its subsidiaries (including Seller and the Company) and shall be in full force and effect.
          (f) Immediately after the Closing, Seller shall transfer, via dividend, the Consideration to AIG Life Holdings (International) LLC (“AIGLH”). Immediately after the completion of transaction described in the foregoing sentence, Parent will cause AIGLH to transfer, via dividend, the Consideration to Parent whereupon the $16 billion portion of the outstanding indebtedness owed by Parent to Buyer under the Credit Agreement represented by the Consideration shall be immediately cancelled.

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     1.3 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” or “Annexes” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement, including any Section of the Disclosure Letter. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless expressly stated otherwise herein. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America and any “$” or “dollar” amounts referred to in Articles 2 or 3 shall be calculated based on the exchange rate as of March 31, 2009. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which commercial banking institutions in the State of New York or Hong Kong generally are authorized or required by Law or other governmental actions to close.
ARTICLE 2
Representations and Warranties
     2.1 Disclosure.
          (a) “Material Adverse Effect” means a material adverse effect on (i) the business, assets, results of operation or financial condition of the Company, HK Co, AIA and PhilAm and their respective subsidiaries (collectively, the “AIA Entities”) taken as a whole, except any such effect to the extent arising or resulting from (A) changes after the date of this Agreement (the “Signing Date”) in general business, economic, political or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or jurisdictions in which the AIA Entities operate, (B) changes or proposed changes after the Signing Date in generally accepted accounting principles as applicable (“GAAP”) or SAP, or authoritative interpretations thereof, (C) changes or proposed changes after the Signing Date in securities, insurance and other Laws of general applicability or related policies or interpretations of Governmental Entities, (D) actions required to be taken under the Transaction Documents or taken with Buyer’s prior written consent after the Signing Date and (E) any failure by any of the AIA Entities to achieve any earnings, premiums written, or other financial projections or forecasts; provided, that, any event, change, occurrence or development or state of facts that may have caused or contributed to such failure shall not be excluded

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under this clause (E); provided, further, that, in the case of each of clauses (A) through (C), other than changes or occurrences to the extent that such changes or occurrences have had or would reasonably be expected to have a materially disproportionate adverse effect on the AIA Entities taken as a whole relative to comparable insurance or financial services organizations; or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents and perform (or cause to be performed) its obligations hereunder and thereunder on a timely basis.
          (b) “Previously Disclosed” means information set forth in the disclosure letter delivered by Parent and Seller to Buyer prior to signing this Agreement (the “Disclosure Letter”) (it being understood and agreed that, except for Section 2.2(m) of the Disclosure Letter (which shall only modify such section and any other section or subsection that expressly incorporates Section 2.2(m) of the Disclosure Letter by reference), disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Disclosure Letter but only to the extent that the relevance of such item is readily apparent).
     2.2 Representations and Warranties regarding Parent, Seller and the AIA Entities. Except as Previously Disclosed, Parent represents and warrants to Buyer that as of the Signing Date (other than with respect to representations regarding the Company and HK Co) and as of the Closing Date (or such other date specified herein):
          (a) Organization, Authority, Subsidiaries and Material Minority Investee Companies. Each of Parent, Seller, the Company, HK Co, AIA and PhilAm has been duly organized and is validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its jurisdiction of organization, with the necessary power and authority to own its properties and conduct its business in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company, AIA and PhilAm has been duly qualified as a foreign corporation, limited liability company or other organization for the transaction of business and is in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each subsidiary (as hereinafter defined) of the Company, HK Co, AIA and PhilAm has been duly organized and is validly existing in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its jurisdiction of organization, with the necessary power and authority to own its properties and conduct its business, and has been duly qualified as a foreign corporation, limited liability company or other organization for the transaction of business and is in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. Section 2.2(a) of the Disclosure Letter sets forth a true and complete list of each subsidiary and each Material Minority Investee Company of the Company, AIA and PhilAm, its jurisdiction of organization and the Company’s, AIA’s or PhilAm’s, as the

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case may be, direct or indirect ownership of each such subsidiary or Material Minority Investee Company expressed as a percentage.
          (b) LLC Agreement and Membership Units of the Company.
               (i) As of the Closing Date, the limited liability company agreement in substantially the form attached hereto as Annex B (the “LLC Agreement”) shall be the limited liability company agreement of the Company. As of the Closing Date, (A) all of the common membership interests in the Company will be owned by Parent and/or Seller and (B) the Purchased Securities will be the only preferred membership interests in the Company outstanding and will have been duly and validly authorized and issued and fully paid and non-assessable and will not have been issued in violation of any preemptive rights or applicable securities Law.
               (ii) There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any AIA Entity to issue, sell, purchase, return or redeem any shares of capital stock or equity ownership interests or securities convertible into or exchangeable for any of their shares of capital stock or equity ownership interests. There are no restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or equity ownership interests of any AIA Entity. Other than the LLC Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the shares of capital stock or ownership interests of any AIA Entity to which any such Person is a party, or agreements or understandings to which any AIA Entity is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any such shares of capital stock or equity ownership interests.
          (c) Ownership of Subsidiaries and Material Minority Investee Companies. As of the Closing Date, all of the issued and outstanding equity of AIA will be owned directly or indirectly by the Company, as contemplated by the Restructuring, free and clear of any and all liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities) other than (i) restrictions on transfer imposed by applicable Law, (ii) the pledge arising from the Credit Agreement or (iii) as set forth on Section 2.2(c) of the Disclosure Letter. All of the outstanding capital stock or other ownership interests of each subsidiary of AIA is fully paid and non-assessable and owned by AIA, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than (i) restrictions on transfer imposed by applicable Law or (ii) as set forth on Section 2.2(c) of the Disclosure Letter. All of the outstanding capital stock or other ownership interests of each Material Minority Investee Company represented by the percentage ownership listed on Section 2.2(a) of the Disclosure Letter is owned by AIA directly or indirectly, free and clear of any lien and

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free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than restrictions on transfer imposed by applicable Law.
          (d) Ownership and Transfer of Purchased Securities. As of the Closing Date, Seller will be the record and beneficial owner of the Purchased Securities. Seller has the power and authority to sell, transfer, assign and deliver such Purchased Securities as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Purchased Securities, free and clear of any and all liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Purchased Securities), other than restrictions on transfer imposed by applicable Law or the LLC Agreement.
          (e) Authorization, Enforceability.
               (i) Parent, Seller and the Company have the power and authority to carry out the transactions contemplated by the Transaction Documents (which includes the issuance of the Purchased Securities by the Company). Except for the approvals of the Boards of Directors of each of Seller and AIGLH with respect to the dividends by Seller and AIGLH referred to in Section 1.2(f), which approvals shall have been obtained prior to the Closing Date, the execution, delivery and performance by Parent and Seller of this Agreement and the consummation of the transactions contemplated by the Transaction Documents by Parent, Seller and any AIA Entity have been duly authorized by all necessary action on the part of Parent, Seller and the AIA Entities and their respective stockholders or members, and no further approval or authorization shall be required on the part of Parent, Seller or any AIA Entity or any of their respective stockholders or members. Each of the Transaction Documents to which Parent, Seller or any AIA Entity is a party has been or, upon execution and delivery thereof, will be duly executed and delivered by such party. This Agreement is a valid and binding obligation of Parent and Seller enforceable against Parent and Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity (the “Bankruptcy Exceptions”).
               (ii) The execution, delivery and performance by Parent and Seller of this Agreement and the consummation of the transactions contemplated by the Transaction Documents by Parent, Seller and the AIA Entities and compliance by Parent, Seller and the AIA Entities with the provisions hereof will not (A) require any consent or other action by any Person under, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent, Seller or any AIA Entity under any of the terms, conditions or provisions of (i) their respective organizational documents or (ii) any provision of any

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agreement or other instrument binding upon Parent, Seller or any AIA Entity, or (B) provided all notices, filings, reviews, authorizations, consents or approvals referred to in Section 2.2(e)(iii) are made or obtained, violate any Law applicable to Parent, Seller or any AIA Entity or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
               (iii) Section 2.2(e)(iii) of the Disclosure Letter sets forth a true and complete list of all notices to, filings with, exemptions or reviews by, and authorizations, consents or approvals of, any Governmental Entity required to be made or obtained by Buyer, Parent, Seller or any AIA Entity in connection with the consummation of the transactions contemplated by the Transaction Documents, indicating whether such action is required on or prior to the Closing Date, except for such notices, filings, exemptions or reviews, authorizations, consents or approvals that (A) would not give rise to a material liability in a Material Jurisdiction or to criminal liability or (B) were not known to Parent after due inquiry.
          (f) Absence of Changes. Since November 30, 2008 through the Signing Date (1) no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (2) except for (x) the regulatory restrictions and other effects arising out of the financial events concerning Parent as announced by Parent on September 16, 2008 and (y) the Restructuring, the business of the AIA Entities has been conducted in the ordinary course, and (3) except for the Restructuring, there has not been:
               (i) any splitting, combination or reclassification of any shares of any Equity Interest of any AIA Entity or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) by any AIA Entity in respect of any Equity Interest of any AIA Entity, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Equity Interest of any AIA Entity by any AIA Entity, other than any dividend declared or paid in the ordinary course of business by any subsidiary of the Company (other than HK Co and AIA) on a pro rata basis to the equity owners thereof;
               (ii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Equity Interests of any AIA Entity by any AIA Entity or (B) amendment of any term of any Equity Interests of any AIA Entity (in each case, whether by merger, consolidation or otherwise);
               (iii) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any AIA Entity of any assets, securities, properties, interests or businesses, other than (A) in the ordinary course of business of such AIA Entities in a manner that is consistent with past practice, including (1) the managing of the investment assets in the ordinary course of business by AIA, PhilAm or any of the Regulated Subsidiaries and (2) AIA, PhilAm or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in

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the ordinary course of business, (B) any transaction among members of the AIA PhilAm Group, (C) Securities Lending Management, and (D) acquisitions with a purchase price (including any related assumed Indebtedness) that does not exceed $10 million individually or $20 million in the aggregate;
               (iv) any sale, lease or other transfer, or creation or incurrence of any lien (other than Permitted Liens) on, any assets, securities, properties, interests or businesses of any AIA Entity, other than (A) in the ordinary course of business of such AIA Entities in a manner that is consistent with past practice, including (1) the managing of the investment assets in the ordinary course of business by AIA, PhilAm or any of the Regulated Subsidiaries and (2) AIA, PhilAm or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business, (B) any transaction among members of the AIA PhilAm Group, (C) Securities Lending Management, and (D) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed Indebtedness) that does not exceed $10 million individually or $20 million in the aggregate;
               (v) any creation, incurrence or assumption by any AIA Entity of any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other Indebtedness of the AIA Entities) outstanding at any time greater than $500 million, except for (A) intercompany loans and advances made among members of the AIA PhilAm Group and (B) Indebtedness incurred in accordance with subsections (A)(1), (A)(2) and (C) of both clauses (iii) and (iv) above;
               (vi) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any current or former director, officer or employee of any AIA Entity, (B) any material increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any current or former director, officer or employee of any AIA Entity, (D) the establishment, adoption or material amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of any AIA Entity or (E) any material increase in compensation, bonus or other benefits payable to any current or former director, officer or employee of any AIA Entity, other than, in the case of each of subsections (A) through (E), in the ordinary course of business;
               (vii) any management of the working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) of any AIA Entity outside of the ordinary course of business or inconsistent with past practice;
               (viii) any failure to make material capital expenditures that were contemplated by the Capital Expenditure Budget of the AIA Entities in excess of $50 million;

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               (ix) any receipt or delivery of any notice or other written communication from or with any Governmental Entity that is material to the business of the AIA Entities, taken as a whole;
               (x) any material change in the methods of accounting, except as required by concurrent changes in GAAP, SAP or applicable Law as agreed to by Parent’s independent public accountants; or
               (xi) any settlement or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim against or adversely affecting any AIA Entity, other than with respect to (A) claims under insurance policies within policy limits or (B) claims for a cash payment by an AIA Entity not in excess of $10 million or (ii) any litigation, arbitration, proceeding or dispute involving, against or adversely affecting any AIA Entity that relates to any of the transactions contemplated by any of the Transaction Documents.
          (g) Financial Statements. Parent has made available to Buyer copies of unaudited pro forma consolidated income statements of AIA and its consolidated subsidiaries for the 12 months ended November 30, 2006, 2007 and 2008 and unaudited pro forma consolidated balance sheets of AIA and its consolidated subsidiaries as at November 30, 2006, 2007 and 2008 which were provided in Section 1.5.1 of the Data Room (the “AIA Historical Accounts”) and unaudited pro forma consolidated income statement of AIA and its consolidated subsidiaries for the three months ended February 28, 2009 together with unaudited pro forma consolidated balance sheet of AIA and its consolidated subsidiaries as at February 28, 2009 (the “AIA 2009 Accounts”). The AIA Historical Accounts and the AIA 2009 Accounts have been compiled from the reporting packages submitted to Parent for the purpose of inclusion in the financial statements of Parent, such reporting packages having been prepared in accordance with Parent’s group accounting policies and principles (the “Parent Accounting Policies”) applied on a consistent basis and present fairly, in all material respects, the financial position and the results of operations of AIA and its subsidiaries as at their respective dates and for the respective periods covered thereby. The Parent Accounting Policies are in accordance with GAAP. Parent has made available to Buyer copies of unaudited pro forma consolidated income statements of PhilAm and its consolidated subsidiaries for the 12 months ended November 30, 2006, 2007 and 2008 and unaudited pro forma consolidated balance sheets of PhilAm and its consolidated subsidiaries as at November 30, 2006, 2007 and 2008 (the “PhilAm Historical Accounts”) and unaudited pro forma consolidated income statement of PhilAm and its consolidated subsidiaries for the three months ended February 28, 2009 together with unaudited pro forma consolidated balance sheet of PhilAm and its consolidated subsidiaries as at February 28, 2009 (the “PhilAm 2009 Accounts”, and collectively with the AIA Historical Accounts, the AIA 2009 Accounts and the PhilAm Historical Accounts, the “Financial Statements”). The PhilAm Historical Accounts and the PhilAm 2009 Accounts have been compiled from the reporting packages submitted to Parent for the purpose of inclusion in the financial statements of Parent, such reporting packages having been prepared in accordance with Parent Accounting Policies applied on a consistent basis and present fairly, in all material

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respects, the financial position and the results of operations of PhilAm as at their respective dates and for the respective periods covered thereby.
          (h) Reports. To the knowledge of Parent, since January 1, 2007, each AIA Entity has timely filed (subject to any permitted extension) all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, to the knowledge of Parent, (i) the Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities and (ii) were complete and accurate in all material respects. Parent and/or AIA has made available to Buyer true and complete copies of (A) all material reports of examination (including financial, market conduct and similar examinations) of AIA and PhilAm and each Insurance Subsidiary issued by any insurance regulatory authority, in any case, since August 30, 2008 and (B) all material filings or submissions made by AIA and PhilAm and each Insurance Subsidiary with any insurance regulatory authority since August 30, 2008. The statutory statements of each of AIA and PhilAm and their respective Insurance Subsidiaries have been prepared in all material respects, to the extent applicable, in accordance with SAP and applicable Laws, fairly present the statutory financial position of AIA and PhilAm and their respective Insurance Subsidiaries and have not been subject to any assertion of material deficiency by any Governmental Entity. This Section 2.2(h) shall not apply with respect to Tax Returns, which subject matter shall be governed solely by the representations made under Section 2.2(o).
          (i) No Undisclosed Liabilities. No AIA Entity has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with the accounting standards or principles upon which they were prepared, except for (A) liabilities that have arisen since November 30, 2008 in the ordinary and usual course of business and consistent with past practice and (B) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (j) Offering of Securities. Neither Parent, Seller, the Company nor any Person acting on their behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Purchased Securities under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and the rules and regulations of the SEC promulgated thereunder), which might subject the offering, issuance or sale of any of the Purchased Securities to Buyer pursuant to this Agreement to the registration requirements of the Securities Act.
          (k) Litigation and Other Proceedings. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against any AIA Entity or to which any of their respective assets are subject which would reasonably be expected to result in Losses in excess of $10 million or any permanent injunction or other form of

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equitable relief which would have a material adverse effect on any material business operations of any AIA Entity in any Material Jurisdiction. No AIA Entity is subject to any material Order in a Material Jurisdiction and, to the knowledge of Parent, in any jurisdiction (other than a Material Jurisdiction).
          (l) Material Contracts. Seller has used its reasonable best efforts to make available to Buyer a true and complete copy of each of the Material Contracts as in effect as of the Signing Date. Each Material Contract is a valid and binding obligation of each of the AIA Entities (as applicable) that is party thereto and, to the knowledge of Parent, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Material Contract is enforceable against the AIA Entity that is party thereto and, to the knowledge of Parent, as of the Signing Date, each other party to such Material Contract in accordance with its terms (subject in each case to the Bankruptcy Exceptions), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No AIA Entity or, to the knowledge of Parent, as of the Signing Date, any other party to a Material Contract, is in material default or material breach of a Material Contract and, to the knowledge of Parent, as of the Signing Date, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (m) Compliance with Laws. The AIA Entities have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, Governmental Entities, that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted (the “Permits”), including all material licenses, certificates of authority, permits or other authorizations that are required to be obtained from any Governmental Entity in connection with the operation, ownership or transaction of insurance or reinsurance business. To the knowledge of Parent, all Permits are valid and in full force and effect. To the knowledge of Parent, no AIA Entity is in default under or the subject of a proceeding for suspension or revocation of, and, to the knowledge of Parent, no condition exists that with notice or lapse of time or both would constitute a default under, or basis for suspension or revocation of, any Permit. To the knowledge of Parent, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. To the knowledge of Parent, each AIA Entity has complied in all respects and is not in default or violation of, and no AIA Entity is, to the knowledge of Parent, under investigation with respect to or, to the knowledge of Parent, has been threatened to be charged with or given notice of any violation of, any applicable Law, other than such noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent, except for statutory or regulatory restrictions of general application or applicable to insurance companies generally and except for restrictions imposed by certain regulators as a result of the financial events concerning Parent as announced by Parent on September 16, 2008, no Governmental Entity has placed any material restriction (other

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than Permitted Liens) on the business or properties of any AIA Entity that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 2.2(m) shall not apply with respect to Taxes.
          (n) Employee Benefit Matters. Parent has delivered or made available to Buyer a true, correct and complete list of Senior Partners and Partners, and true, correct and complete copies of each Management Agreement and each material Company Benefit Plan. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:
               (i) Except as set forth on Section 2.2(n)(i) of the Disclosure Letter, no Company Employee participates in a Benefit Plan that is not a Company Benefit Plan;
               (ii) Each Company Benefit Plan has been operated and administered (including with respect to any applicable funding and registration requirements in the case of any pension fund) in compliance with its terms and with applicable Law;
               (iii) No AIA Entity has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as at the Signing Date, would reasonably be expected to subject any AIA Entity or any Company Benefit Plan to any Tax or penalty under applicable Law;
               (iv) All contributions required to be made by any AIA Entity (as applicable) under the terms of any Company Benefit Plan have been timely made when due and are appropriately reflected in all respects in the Financial Statements.
               (v) No AIA Entity has any obligations for retiree welfare benefits other than (A) coverage mandated by applicable Law or (B) coverage that continues during an applicable severance period;
               (vi) No Company Benefit Plan is intended to qualify under Section 401(a) of the Code or ERISA;
               (vii) None of the Company Benefit Plans is subject to Title I or Title IV of ERISA, and no Company Employee participates in, or is eligible for, any Parent Benefit Plan that is subject to Title IV of ERISA. Neither Parent nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of or complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA that is or could become, after the Closing Date, an obligation of any AIA Entity;
               (viii) There is no contract, plan or arrangement (written or otherwise) covering any current or former Company Employee, including without limitation any Management Agreement, that, individually or collectively, could give rise to the payment of any amount as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code;

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               (ix) Except as required by applicable Law, no current or former Company Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby;
               (x) Except as required by applicable Law, no AIA Entity is a party to or bound by any collective bargaining agreement; and
               (xi) Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company Benefit Plan was intended to so qualify) and has been maintained in good standing in accordance with applicable Law and with applicable regulatory authorities. With respect to each Company Benefit Plan, all required contributions have been timely made or properly accrued. No Company Benefit Plan that is a pension scheme has any unfunded liability.
          (o) Taxes.
               (i) Each AIA Entity has timely filed all federal income tax and all other material state, local and foreign income and franchise Tax returns (“Tax Returns”) required to be filed through the Signing Date, subject to permitted extensions, and has timely paid all Taxes shown as due on such returns. As of the time of filing, such Tax Returns were true and complete in all material respects. “Tax” or “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty or other like assessment or charge, together with any interest or penalty with respect thereto, imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each a “Taxing Authority”), and (B) in the case of each AIA Entity, liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Signing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any AIA Entity to a Taxing Authority is determined or taken into account with reference to the activities of any other individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
               (ii) (A) The charges, accruals and reserves for Taxes with respect to each AIA Entity reflected on the books of such AIA Entity (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which each AIA Entity ordinarily record items on their respective books; and (B) all information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete.

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               (iii) (A) All income Tax Returns filed with respect to Tax years of each AIA Entity through the Tax year ended December 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired; (B) no AIA Entity is delinquent in the payment of any material income Tax shown due on a Tax Return or has requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return; (C) no AIA Entity has granted any extension or waiver of the statute of limitations period applicable to any income Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (D) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to any AIA Entity in respect of any Tax (to the extent that any such action may materially affect any AIA Entity); (E) there are no requests for rulings or determinations in respect of any Tax pending between any AIA Entity and any Taxing Authority; and (F) during the three-year period ending on the Signing Date, no AIA Entity has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect any AIA Entity), nor has it, to the extent it may materially affect any AIA Entity, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.
          (p) Properties and Leases. The AIA Entities (as applicable) have good and marketable title (or the equivalent in the applicable jurisdiction) to all real properties with a minimum estimated fair market value of at least $50 million that are owned by them, in each case free from liens, encumbrances, claims and defects (other than Permitted Liens) that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the AIA Entities (as applicable) hold all leased real property that requires minimum annual lease payments of at least $5 million per year under valid and enforceable leases with no exceptions (other than Permitted Liens) that would interfere with the use made or to be made thereof by them.
          (q) Insurance. All current property and liability insurance policies covering any AIA Entity are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any AIA Entity, and no AIA Entity is in default of any provision thereof, except, in each case, that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          (r) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) each AIA Entity owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in the

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conduct of their existing businesses and all rights relating to the plans, design and specifications of any of its branch facilities (“Proprietary Rights”) free and clear of all liens and any claims of ownership by current or former employees, contractors, designers or others except for any Permitted Liens and (2) to the knowledge of Parent, no AIA Entity is materially infringing, diluting, misappropriating or violating, nor has any AIA Entity received within the last two years any written (or, to the knowledge of Parent, oral) communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Parent, no other Person is infringing, diluting, misappropriating or violating, nor has any AIA Entity sent any written communications since January 1, 2007 alleging that any Person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any AIA Entity.
          (s) Brokers and Finders. No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Seller, any AIA Entity or any of their respective Affiliates.
          (t) Insurance Issued by AIA, PhilAm and the Insurance Subsidiaries.
               (i) Since January 1, 2007 and save in respect of benefits relating to claims incurred but not yet reported and reported claims being processed by AIA, PhilAm or any of the Insurance Subsidiaries as of the Signing Date, all benefits due and payable under Insurance Contracts issued by AIA, PhilAm or any of the Insurance Subsidiaries have been paid in the ordinary course of business and in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which AIA, PhilAm or any Insurance Subsidiary believes there is a reasonable basis to contest payment and subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               (ii) All policy forms and rates in use by AIA, PhilAm or any of the Insurance Subsidiaries, and all endorsements, applications and certificates pertaining thereto, as and where required by applicable Laws, have been either filed, approved, or filed and non-disapproved by all applicable Governmental Entities, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               (iii) There are no unpaid claims or assessments made against AIA, PhilAm or any Insurance Subsidiary by any insurance guarantee associations or similar organizations in connection with such association’s insurance guarantee fund, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               (iv) All reinsurance treaties or agreements to which AIA, PhilAm or any Insurance Subsidiary is a party or under which AIA, PhilAm or any

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Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, or run-off in accordance with its terms, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of AIA, PhilAm and the Insurance Subsidiaries and, to the knowledge of Parent, any other party to a reinsurance treaty, binder or other reinsurance agreement, in each case the annual premium associated therewith is greater than or equal to $10 million, is in default in any material respect as to any provision thereof and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by the Transaction Documents. None of AIA, PhilAm and the Insurance Subsidiaries has received any written notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.
               (v) Parent has made available to Buyer a true and complete copy of all appraisal valuation reports prepared by independent actuaries with respect to the business of each of AIA, PhilAm and the Insurance Subsidiaries as at August 31, 2008, and all attachments, addenda, supplements and modifications thereto, including any roll-forward as of November 30, 2008 (the “Actuarial Analyses”). To the knowledge of Parent, (i) any information and data furnished by AIA, PhilAm or any Insurance Subsidiary to independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects, (ii) each Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for AIA, PhilAm and the Insurance Subsidiaries, as the case may be, at the relevant time of preparation.
          (u) Producers; Sales Practices. (i) Each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that wrote, sold, produced or marketed Insurance Contracts for AIA, PhilAm or any of the Insurance Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such Insurance Contract, was duly licensed as required by applicable Law (for the type of business written, sold, produced or marketed on behalf of AIA, PhilAm or the Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (ii) no Producer is in violation of any Law applicable to the writing, sale, production or marketing of Insurance Contracts for AIA, PhilAm or any of the Insurance Subsidiaries, including (A) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance, (B) all applicable Laws relating to insurance product projections and illustrations, (C) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance or annuities and (D) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid, except for such violations which have been cured, which have been resolved or settled through agreements with applicable

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Governmental Entities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (v) Investment Assets. Parent has made available to Buyer a true, correct and complete list of the investment assets beneficially owned by PhilAm and each subsidiary of PhilAm that is an Insurance Subsidiary as at December 31, 2008 and by AIA and each subsidiary of AIA that is an Insurance Subsidiary as at February 28, 2009.
          (w) Reserves. The reserves for payment of benefits, losses, claims and expenses under all Insurance Contracts of AIA, PhilAm and each Insurance Subsidiary as set forth in the most recent financial statements filed as of the Signing Date with the applicable regulatory authorities in the primary jurisdictions of such entity and its material branches were determined in accordance with SAP. For the sake of clarity, however, Parent makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience or profitability arising from the business conducted by AIA, PhilAm and the Insurance Subsidiaries as of the Signing Date or that the reserves held by or on behalf of AIA, PhilAm or any of the Insurance Subsidiaries or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
          (x) Risk-Based Capital; Statutory Solvency. To the extent permitted by applicable Law and any confidentiality obligations pursuant to any contract with any Governmental Entity, Parent and/or AIA has made available to Buyer true and complete copies of all material analyses and reports submitted by AIA, PhilAm or any of the Insurance Subsidiaries to the applicable regulatory authorities in the primary jurisdictions of such entities and their respective material branches during the twelve (12) months prior to the Signing Date relating to their respective risk-based capital or statutory solvency calculations.
          (y) Indebtedness. Section 2.2(y) of the Disclosure Letter describes all Indebtedness of each AIA Entity in excess of $10 million as of February 28, 2009.
          (z) Affiliate Transactions. Parent has made available to Buyer (i) a complete and correct list of all current contracts, agreements and other arrangements between any AIA Entity, on the one hand, and Parent or any of its Affiliates (the “Affiliates” of Parent referred to in this paragraph exclude the AIA Entities), on the other hand, in each case, to the extent that such contracts, agreements or arrangements call for the payment by or on behalf of any AIA Entity in excess of $25 million per annum, and (ii) a complete list of all intercompany balances in excess of $25 million as of the end of the first fiscal quarter of 2009 for each of the AIA Entities except for PhilAm for which such information is as of December 31, 2008 between any AIA Entity, on the one hand, and Parent or any of its Affiliates, on the other hand.

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ARTICLE 3
Covenants
     3.1 Consummation of Purchase and Restructuring; Filings.
          (a) Subject to the terms and conditions of this Agreement, Parent will, and will cause Seller and the AIA Entities to, and Buyer will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws (including obtaining all Required Regulatory Approvals), so as to permit consummation of the transactions contemplated by the Transaction Documents as promptly as practicable; provided that under no circumstances shall Buyer be under any obligation to agree to, or accept, any agreements, commitments or conditions, pursuant to a settlement or otherwise, with any Governmental Entity, or any other Person in connection with obtaining any Required Regulatory Approval or any other filings with, exemptions or reviews by, or authorizations, consents or approvals of, any Governmental Entity or any other Person required in connection with the consummation of the transactions contemplated by the Transaction Documents. In addition, Parent agrees that it will not, nor allow any AIA Entity to, agree to, or accept, any such agreements, commitments or conditions without the prior written consent of Buyer.
          (b) Subject to clause (a) above, the parties shall promptly make or cause to be made all filings and notifications with all Governmental Entities that are necessary, proper or advisable under the Transaction Documents and applicable Laws to complete and make effective the transactions contemplated by the Transaction Documents. Unless otherwise prohibited by applicable Law, Parent will, and will cause Seller and the AIA Entities to, keep Buyer apprised of all substantive communications with Governmental Entities regarding the transactions contemplated by the Transaction Documents. Subject to applicable Laws, Parent will, and will cause Seller and the AIA Entities to, provide Buyer a reasonable opportunity to review in advance, consult with Parent, Seller or the applicable AIA Entity regarding and consider in good faith, and give reasonable consideration to, the views of Buyer in connection with any filing made with, or written materials submitted to, or oral presentations made to, any Governmental Entity in connection with the transactions contemplated by the Transaction Documents.
     3.2 Expenses. Parent will bear and pay (i) all reasonable costs and expenses incurred by or on behalf of Buyer in connection with transactions contemplated by the Transaction Documents, including the reasonable fees and expenses of its financial or other consultants, investment bankers, accountants and counsel, in accordance with Section 8.05 of the Credit Agreement, and (ii) all costs and expenses incurred by or on behalf of Parent, Seller or any of the AIA Entities in connection with the transactions contemplated by the Transaction Documents.
     3.3 Certain Notifications Until Closing. From the Signing Date until the Closing, Parent shall promptly notify Buyer of (i) except as Previously Disclosed, any fact, event or circumstance to the knowledge of Parent which would reasonably be expected to cause any representation or warranty of Parent contained in this Agreement

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to be untrue or inaccurate in any material respect or to cause any covenant or agreement of Parent or Seller contained in this Agreement not to be complied with or satisfied in any material respect and (ii) except as Previously Disclosed, any fact, circumstance, event, change, occurrence, condition or development of which Parent is aware and which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 3.3 shall not limit or affect any rights of or remedies available to Buyer; provided, further, that a failure to comply with this Section 3.3 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.2 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.2 to be satisfied.
     3.4 Interim Operating Covenants. From the Signing Date until the Closing, except (i) as consented to by Buyer (in accordance with the procedures set forth in Section 3.5), (ii) to the extent required or prohibited by applicable Law or by any regulatory requirement, directive or order of any Department and (iii) as set forth on Section 3.4 of the Disclosure Letter, Parent shall, and shall cause the AIA Entities to, (A) comply with the covenants set forth in Articles 5 and 6 of the Credit Agreement (in the case of the AIA Entities, to the extent already applicable pursuant to the terms thereof) and (B) except as expressly contemplated by this Agreement, in connection with the Restructuring and for regulatory restrictions and events arising out of the financial events concerning Parent as announced by Parent on September 16, 2008, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its present business organization, maintain in effect all of its Permits, keep available the services of its directors, officers and key employees, maintain satisfactory relationships with its customers, agents, bancassurance partners, reinsurers, lenders, suppliers and others having material business relationships with it, and manage its working capital in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from the Signing Date until the Closing, except: (i) as expressly contemplated by this Agreement or any of the other Transaction Documents, (ii) to the extent required or prohibited by applicable Law or by any regulatory requirement, directive or order of any Department, (iii) as set forth on Section 3.4 of the Disclosure Letter, (iv) in connection with the Restructuring or (v) as a result of any agreement between Buyer and Parent, Parent shall not, except as consented to by Buyer (in accordance with the procedures set forth in Section 3.5), permit any AIA Entity to take any of the following actions:
          (a) any amendment of its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) in any materially adverse respect;
          (b) any splitting, combination or reclassification of any Equity Interest or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interest, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Equity Interest, except for dividends and distributions by any of

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AIA’s subsidiaries or by any of PhilAm’s subsidiaries on a pro rata basis to the equity owners thereof which shall be permitted;
          (c) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Equity Interests or (ii) amendment of any term of any Equity Interests (in each case, whether by merger, consolidation or otherwise);
          (d) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of such AIA Entities in a manner that is consistent with past practice, including (1) the managing of the investment assets in the ordinary course of business by AIA, PhilAm or any of the Regulated Subsidiaries and (2) AIA, PhilAm or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business, and (3) ordinary course reinsurance and co-insurance arrangements, (ii) any transaction among members of the AIA PhilAm Group, (iii) investments set forth in the Capital Expenditure Budget, (iv) Securities Lending Management, and (v) acquisitions with a purchase price (including any related assumed Indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;
          (e) any sale, lease or other transfer, or creation or incurrence of any lien (other than Permitted Liens) (“Dispositions”) on, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business in a manner that is consistent with past practice, including (1) the managing of the investment assets in the ordinary course of business by AIA, PhilAm or any of the Regulated Subsidiaries and (2) AIA, PhilAm or any of the Regulated Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business, and (3) ordinary course reinsurance and co-insurance arrangements, (ii) any transaction among members of the AIA PhilAm Group, (iii) Securities Lending Management, and (iv) Dispositions of assets, securities, properties, interests or businesses with a sale price (including any related assumed Indebtedness) that does not exceed $25 million individually or $50 million in the aggregate,
          (f) the creation, incurrence or assumption of any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other Indebtedness of the AIA Entities) outstanding at any time greater than $500 million; provided, however, that (A) any refinancing (including any extension, renewal or exchange) of existing Indebtedness shall be permitted, so long as the principal amount of the existing Indebtedness being refinanced is equal to or more than the amount of any such new Indebtedness being incurred without regard to any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (B) loans or borrowing by members of the AIA PhilAm Group under currently available lines of credit shall be permitted, (C) intercompany loans, guarantees or advances made among members of the AIA PhilAm Group shall be permitted, (D) Securities Lending Management shall be permitted, and (E) other Indebtedness incurred or assumed in connection with the transactions permitted pursuant to any of Sections 3.4(d)(i)(1), (d)(i)(2), (d)(iii) or (d)(v) or Sections 3.4(e)(i)(1) or (e)(i)(2) shall be permitted;

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          (g) (i) the grant or increase of any material severance or termination pay to (or amendment of any existing arrangement with) any current or former director, officer or employee other than in the ordinary course of business, as currently conducted, (ii) any material increase in benefits payable under any existing severance or termination pay policies, or employment agreements other than in the ordinary course of business, as currently conducted, (iii) the entering into of any material employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any current or former director, officer or employee other than in the ordinary course of business, as currently conducted, (iv) the establishment, adoption or amendment of any material collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee other than in the ordinary course of business, as currently conducted or (v) any material increase in compensation, bonus or other benefits payable to any current or former director, officer or employee other than in the ordinary course of business, as currently conducted; provided, however, that Parent shall be permitted to transfer to one or more AIA Entities the employees described on Section 3.4(g) of the Disclosure Letter whose services primarily relate to the businesses of the AIA Entities, to the extent those transfers have not occurred prior to the Signing Date;
          (h) any material change in the methods of accounting, except as required by concurrent changes in GAAP, IFRS or SAP or applicable Law as agreed to by Parent’s independent public accountants;
          (i) any settlement or proposal to settle (i) any material litigation, investigation, arbitration, proceeding or other claim against or adversely affecting any AIA Entity, other than with respect to (A) claims under insurance policies within policy limits or (B) claims for a cash payment by an AIA Entity not in excess of $10 million, or (ii) any litigation, arbitration, proceeding or dispute involving, against or adversely affecting any AIA Entity that relates to any of the transactions contemplated by any of the Transaction Documents;
          (j) to the extent any of the following would materially and adversely affect the Company and any Material Subsidiary (as defined in the LLC Agreement but as of the Signing Date), the making or changing of any Tax election, the changing of any annual Tax accounting period, or adoption of or change to any method of Tax accounting, the filing of any amended Tax return, the entering into of any closing agreement, the settlement of any Tax claim or assessment, or the surrender of any right to claim a Tax refund, offset or other reduction in Tax liability;
          (k) the entering into of any Tax Sharing Agreement; or
          (l) any agreement, resolution or commitment to do any of the foregoing.
     3.5 Consent Procedure. In the event Parent is required to obtain the consent of Buyer with respect to any proposed action pursuant to Section 3.4 hereof, Parent shall

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deliver to Buyer, as set forth in Section 6.5, or any other individual as may be specified by Buyer as replacing him or her (either such individual set forth in Section 6.5 or any subsequent replacement thereof, the “Consent Request Contact”) a written request for consent (a “Consent Request Notice”), setting forth sufficient detail regarding the facts and circumstances of such proposed action (including all financial and background information) to enable Buyer to make a reasonably informed decision with respect to such request for consent. Buyer shall only have been deemed to have provided its written consent to any action for purposes of Section 3.4 hereof if the Consent Request Contact has delivered to Parent a copy of the Consent Request Notice with respect to such action which has been countersigned by Buyer. Buyer agrees to use reasonable efforts to cause a decision as to whether or not to grant its consent to any proposed action to be made within 30 calendar days after delivery of a conforming Consent Request Notice with respect thereto to the Consent Request Contact, but the failure to act within such time period shall not in any way affect Buyer’s rights under Section 3.4 or any party’s other rights or obligations under this Agreement. The parties hereto agree that any consent granted with respect to any action in accordance with this Section 3.5 shall be deemed to have been provided for all other purposes for which the consent of Buyer may be required with respect to such action under this Agreement.
     3.6 Intercompany Accounts. Parent will use its commercially reasonable efforts to cause, within the earlier of 12 months after the Closing or the completion of an Initial Public Offering (as defined in the LLC Agreement), all contracts, agreements and other arrangements between any AIA Entity, on the one hand, and Parent or any of its Affiliates (the “Affiliates” of Parent referred to in this paragraph exclude the AIA Entities), on the other hand, in excess of $25 million per annum to be on an arm’s-length basis.
     3.7 Confidentiality; Access to Information.
          (a) The information concerning Parent, Seller, the Company, AIA or PhilAm or their respective subsidiaries furnished or made available to Buyer or its representatives by Parent, Seller, the Company, AIA or PhilAm or their respective representatives pursuant to this Agreement shall be held confidential pursuant to the terms of the nondisclosure agreement, dated as of September 25, 2008, between Parent and Buyer (the “Nondisclosure Agreement”).
          (b) Each of Parent and Seller hereby agrees to provide, or cause to be provided, to the Comptroller General of the United States (the “Comptroller General”), upon request, access to information, data, schedules, books, accounts, financial records, reports, files, electronic communications, or other papers, things or property that relate to assistance provided by Buyer pursuant to any action taken by the Board of Governors of the Federal Reserve System (the “Board of Governors”) under section 13(3) of the Federal Reserve Act (12 U.S.C. § 343), to the extent required by, and in accordance with the provisions of, 31 U.S.C. § 714(d)(3) (as added by section 801 of the Helping Families Save Their Homes Act of 2009, Pub. L. No. 111-22 (the “Helping Families Act”)). The parties hereby acknowledge that the Helping Families Act provides that, subject to certain exceptions enumerated in 31 U.S.C. § 714(c)(4) (as amended), an officer or an

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employee of the U.S. Government Accountability Office (the “GAO”) (including the Comptroller General) may not disclose to any person outside the GAO information obtained in audits or examinations conducted under 31 U.S.C. § 714(e) (as amended) and maintained as confidential by the Board of Governors or a Federal reserve bank (including Buyer). Buyer hereby agrees promptly after the date hereof (i) to inform the GAO in writing of the Nondisclosure Agreement, pursuant to which (and subject to the terms thereof) Buyer has agreed to treat as confidential certain information of Parent and its subsidiaries and affiliated entities, and (ii) in consultation with Parent, to take reasonable steps to establish protocols with the GAO governing the receipt, handling and dissemination by the GAO of confidential information of Parent, Seller and their subsidiaries. In addition to the foregoing, it is acknowledged that Parent or Seller separately has sought assurances from the Comptroller General that the GAO will follow applicable laws and regulations, or other protocols that may be agreed to between the GAO and Parent or Seller, relating to the disclosure of confidential information obtained directly or indirectly from Parent or Seller, and will take steps to enter into a written agreement regarding those assurances and/or other protocols that may be agreed to between the GAO and Parent or Seller.
     3.8 Security Interests. Parent shall take, or caused to be taken, all such actions, and shall execute and deliver or caused to be executed and/or delivered all such agreements, documents and instruments with respect to any Common Units acquired by Parent or any of its Affiliates that are Guarantors and Pledgors pursuant to the Guarantee and Pledge Agreement after the Closing (including certificates therefor) accompanied by undated stock powers executed in blank, and make or caused to be made all such filings and recordings (other than filings or recordings to be made by Buyer) that may be necessary or, in the reasonable opinion of Buyer, desirable in order to create in favor of Buyer, valid and (upon such filing and recording) perfected first priority security interests in such Common Units pursuant to the Guarantee and Pledge Agreement Amendment.
     3.9 Quarter-End Certificate. No later than 10 business days prior to the Closing Date, Parent will cause to be prepared and delivered to Buyer the standard internal balance sheet for AIA and its subsidiaries and, to the extent not already included within such balance sheet, the standard internal balance sheet for PhilAm and its subsidiaries, in each case, that was used to prepare Parent’s most recent balance sheet filed with the Securities and Exchange Commission as of such date (the “Quarter-End Balance Sheet(s)”), and a calculation, based on such Quarter-End Balance Sheet(s), of the Quarter-End Stockholders’ Equity (the “Quarter-End Certificate”). The Quarter-End Balance Sheet(s) shall (x) fairly present the consolidated (or aggregate pro forma, to the extent PhilAm and its subsidiaries are not yet as of the date thereof subsidiaries of AIA) financial position of the AIA Entities as of the date thereof, (y) include line items substantially consistent with those contained in the AIA 2009 Accounts and, if applicable, the PhilAm 2009 Accounts and (z) be prepared in accordance with the Parent Accounting Policies (including with respect to certification) applied on a consistent basis with the AIA 2009 Accounts and, if applicable, the PhilAm 2009 Accounts. “Quarter-End Stockholders’ Equity” means the consolidated (or aggregate pro forma, to the extent PhilAm and its subsidiaries are not yet as of the date thereof subsidiaries of AIA)

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stockholders’ equity of the AIA Entities as shown on the Quarter-End Balance Sheet(s), with the following adjustments: (a) excluding the effects of the Restructuring (other than, if applicable, the contribution of PhilAm and its subsidiaries to AIA) and (b) excluding the effects of any change after February 28, 2009 in the foreign currency exchange rates used to translate the functional currencies to the U.S. dollar reporting currency.
     3.10 Notice of LLC Agreement. Parent will cause the Company to provide written notice (which notice shall be satisfactory to Buyer) promptly after the Signing Date to those subsidiaries set forth on Section 3.10 of the Disclosure Letter with a copy of the LLC Agreement and noting that the Company will have certain obligations contained therein that will require the Company as the direct or indirect shareholder of such subsidiary to cause such subsidiary to take or not take certain actions.
ARTICLE 4
Additional Agreements
     4.1 Purchase of Restricted Securities.
          (a) Buyer acknowledges that the Purchased Securities have not been registered under the Securities Act or under any state securities laws. The Purchased Securities are being acquired by Buyer for its own account and without a view to the public distribution or sale of any of the Purchased Securities or any interest in them. Buyer (a) is acquiring the Purchased Securities pursuant to an exemption under the Securities Act from registration under the Securities Act and has no present intention to distribute them to any Person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Purchased Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the purchase of the Purchased Securities and of making an informed investment decision.
          (b) Buyer agrees that all certificates or other instruments representing the Preferred Units will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT OR SUCH LAWS.”
          (c) In the event that any Purchased Securities (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), Parent shall cause the Company to issue new certificates or other instruments representing such Purchased Securities, which shall not contain the

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legend in Section 4.1(b) above; provided that Buyer surrenders to the Company the previously issued certificates or other instruments.
     4.2 Tax Treatment of the Transactions. It is the intention of the parties that, for U.S. federal income tax purposes, (a) on the transfer by Parent of beneficial ownership of the PhilAm shares to AIA, AIA shall become the owner of such equity interests and the transitory existence of the AIA Note will be disregarded; (b) the following transactions shall be treated as occurring when the Company and HK Co are disregarded under Treasury Regulation Section 301.7701-2(c)(2) as separate entities from Seller: (1) the transfer by Seller of the AIA equity interests to the Company in return for the HK Note A (as defined in Annex A); (2) the issuance of the Preferred Units to Seller in return for the HK Note A; and (3) the issuance by HK Co to the Company of stock of HK Co and the HK Note B (as defined in Annex A) in return for the HK Note A; (c) as a result, each of the transactions described in clause (b) hereof shall be disregarded, including, for the avoidance of doubt, the transitory existence of the HK Note A; (d) the election under Treasury Regulation Section 301.7701-3(c) to treat HK Co as a corporation shall be treated as the transfer by Seller of the AIA equity interests to HK Co in return for all the HK Co. stock and the HK Note B; (e) immediately before the election described in clause (d) hereof, this Agreement shall constitute a binding contract pursuant to which the sale described in clause (f) hereof shall occur; (f) the sale of the Preferred Units to Buyer in return for the Consideration shall be treated as (1) the transfer by Seller to Buyer of undivided interests in the stock of HK Co and the HK Note B in return for the Consideration, followed by (2) the contribution by Buyer and Seller of their respective interests in the stock of HK Co and the HK Note B to the Company, which, as of the time of such contribution, shall be treated as a partnership, in return for the Units; and (g) the transfer, via dividend, of the Consideration to AIGLH, which is (and, as of the time of such transfer, shall continue to be) disregarded as a separate entity from Parent under Treasury Regulation Section 301.7701-2(c)(2), shall be treated as (1) the transfer of the Consideration, to the extent of the fair market value of the PhilAm equity interests, to Parent in return for such PhilAm equity interests, and (2) except to the foregoing extent, a distribution described in Code Section 301 to Parent. The terms of this Agreement and the LLC Agreement shall be interpreted consistently with this intention, and the parties hereto agree not to take any position for U.S. federal income tax purposes (in a filing or otherwise) contrary to this intention.
     4.3 Preparation of Compliant Financial Statements. Parent shall use commercially reasonable efforts to cause its accountants to prepare the Compliant Financial Statements as soon as practicable, but in any event no later than 12 months after the Closing, and Parent shall deliver such Compliant Financial Statements to Buyer. In addition, following the Closing, Parent shall, and shall cause its subsidiaries and representatives to, provide Buyer and the Company (and their respective advisors) with reasonable access to its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the AIA Entities in connection with any public offering of equity or debt securities, including the preparation by the Company or any of its Affiliates of a filing under the Securities Act or with respect to any financing and/or periodic reports under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) or any other compliance by the Company or any of its

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Affiliates with the requirements of the securities Laws of the jurisdiction(s) governing any such public offering and any applicable listing standards of any stock exchange or quotation system upon which such securities are to be listed or quoted.
     4.4 Completion of the Restructuring. As soon as practicable, but in any event no later than 60 days after all of the required approvals, consents, exemptions or authorization of any Governmental Entity for such transactions (including any applicable Tax treaty relief rulings) are obtained by Buyer, Parent, Seller or any AIA Entity, Parent shall, and shall cause its Affiliates to, complete, in each case, on terms acceptable to Buyer in all respects, all of the transactions contemplated by the Restructuring that have not been completed at or prior to the Closing.
     4.5 Separation Plan; Contribution of IP. As soon as practicable, but in any event no later than 20 business days prior to the Closing, Parent shall prepare and deliver to Buyer a separation plan, in form and substance reasonably satisfactory to Parent and Buyer (the “Separation Plan”), (i) identifying all material assets, properties or Proprietary Rights used or held for use primarily in the business or operations of any of the AIA Entities and not owned by one or more of the AIA Entities, (ii) providing for the contribution or, to the extent reasonably acceptable to Parent and Buyer, the license of such assets and properties to (A) one or more of the AIA Entities prior to the Closing Date, or (B) the Company (and not any other AIA Entity) by such other date as may be agreed between Parent and Buyer; provided, that the Company shall have no plan to, and until after two years following the receipt of any such asset or property shall not, contribute such asset or property to any other AIA Entity except for a transfer in exchange for consideration (other than any equity interest) equal to the fair market value of such asset or property so transferred, (iii) identifying all material contracts, agreements and other arrangements between any AIA Entity, on the one hand, and Parent or any of its Affiliates (the “Affiliates” of Parent referred to in this paragraph exclude the AIA Entities) and the plan for substitution or replacement of same with contracts, agreements and other arrangements with third parties or otherwise and (iv) that takes into account the listing requirements applicable upon a listing on the Stock Exchange of Hong Kong Limited. Parent shall, and shall cause its Affiliates and the AIA Entities to, use its commercially reasonable efforts to comply with the Separation Plan. To the extent any aspect of the Separation Plan cannot be enacted despite the commercially reasonably efforts of Parent, its Affiliates and the AIA Entities, Parent, Buyer and the AIA Entities shall negotiate mutually acceptable revisions to the Separation Plan, with the intention that such revisions shall provide the parties with such rights, assets and properties that approximate that of the Separation Plan to the maximum extent possible. Without limitation of the foregoing, prior to the Closing, Parent shall, and shall cause its Affiliates to, assign, transfer, convey and deliver to one or more AIA Entity all of the trademarks and domain names used or held for use primarily in the business or operations of any of the AIA Entities and not owned by one or more of the AIA Entities (the “Contributed IP”), in each case, without cost to any AIA Entity and on terms reasonably satisfactory to Buyer. For purposes of this section, “Proprietary Rights,” “trademarks” or “domain names” do not include the names “AIG,” or “American International Group, Inc.,” or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or

28

source identifiers related thereto or employing the wording “AIG” or any “AIG” formative marks, or any derivation or variation of any of the foregoing (for example, among others, American International Group) or any confusingly similar trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier (including any registrations and applications relating thereto).
ARTICLE 5
Indemnification
     5.1 Survival. The representations and warranties of the parties hereto contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and, except as explicitly provided in the second sentence of Section 5.3(a), no claims shall be made for indemnification under Section 5.2 for a breach of such representations and warranties thereafter); provided that the representations and warranties in Sections 2.2(a) through 2.2(e), 2.2(o) and 2.2(s) (collectively, the “Excluded Representations”) shall survive until the latest date permitted by Law (and shall not be subject to the foregoing limitation). The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the latest date permitted by Law, or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive until the latest date permitted by Law.
     5.2 Indemnification by Parent.
          (a) After the Closing and subject to this Article 5, Parent shall indemnify, defend and hold harmless Buyer and its Affiliates, and its and their successors and assigns and each of the foregoing’s officers, directors, employees, representatives and advisers and, effective at the Closing, with respect to Third Party Claims only and without duplication, the AIA Entities, their Affiliates and their respective successors and assignees (collectively, the “Indemnified Parties”), against, and reimburse the Indemnified Parties for, all Losses that Buyer may at any time suffer or incur, or become subject to:
               (i) subject to Section 5.2(b) hereof, as a result of or in connection with the inaccuracy or breach of any representation or warranty made by Parent in this Agreement (which representations and warranties (except Section 2.2(f)(1)) shall be read, for purposes of this Section 5.2(a)(i) without regard to any qualifications or limitations whatsoever that may be set forth therein relating to materiality or Material Adverse Effect or any similar qualification or standard);
               (ii) as a result of or in connection with any breach or failure by Parent or Seller to perform any of its covenants or obligations contained in this Agreement;

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               (iii) as a result of or in connection with the Restructuring, including any failure to complete any item thereof;
               (iv) as a result of or in connection with any Parent Benefit Plan;
               (v) subject to Section 5.2(c) hereof, as a result of or in connection with (i) any failure to comply in any respect with, or any default or violation of, any applicable Law by any AIA Entity on or before Closing or (ii) any investigation with respect to, any threat to be charged with or any notice of any violation of, any applicable Law by any AIA Entity with respect to acts or omissions occurring on or before Closing; provided that this Section 5.2(a)(v) shall not apply with respect to indemnification for non-compliance with or violation of applicable Tax laws, which shall be governed solely by Section 5.2(a)(i);
               (vi) as a result of or in connection with the ownership or operations of (a) AIGGIC, (b) PhilAm Insurance Company, Inc. and (c) Pacific Union Assurance Company; or
               (vii) subject to Section 5.2(d) hereof, as a result of or in connection with the Compliant Financial Statements revealing a financial condition or results of operations of the Company and its subsidiaries that is, in the aggregate, materially different (excluding any effects related to the timing associated with the recognition of cash flows) from either the financial condition or results of operations of (A) AIA and its subsidiaries as reflected in the AIA Historical Accounts and the AIA 2009 Accounts and (B) PhilAm and its subsidiaries as reflected in the PhilAm Historical Accounts and the PhilAm 2009 Accounts, in each case, as at their corresponding respective dates and for the corresponding respective periods covered thereby.
          (b) Notwithstanding anything to the contrary contained herein, except in connection with the Excluded Representations (other than any such representation or warranty contained in Section 2.2(o)), Parent shall not be required to indemnify, defend or hold harmless the Indemnified Parties against, or reimburse the Indemnified Parties for, any Losses pursuant to Section 5.2(a)(i): (x) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $10 million (nor shall any such claim or series of related claims that do not meet the $10 million threshold be applied to or considered for purposes of calculating the aggregate amount of Losses for which Parent does not have responsibility under clause (y) of this Section 5.2(b) below, until the aggregate amount of Losses for which indemnification by Parent has been excluded by this clause (x) exceeds $225 million, in which case all further claims or series of related claims that do not meet the $10 million threshold shall be applied to and considered for purposes of calculating when the aggregate amount of Losses for which Parent does not have responsibility under such clause (y)); (y) until the aggregate amount of Losses for which the Indemnified Parties are finally determined to be entitled to indemnification under Section 5.2(a)(i) exceeds 5% of the Consideration, after which Parent shall be obligated for all Losses entitled to indemnification under Section 5.2(a)(i) that are in

30

excess of 5% of the Consideration; and (z) in a cumulative aggregate amount exceeding 50% of the Consideration.
          (c) Notwithstanding anything to the contrary contained herein, Parent shall not be required to indemnify, defend or hold harmless the Indemnified Parties against, or reimburse the Indemnified Parties for, any Losses pursuant to Section 5.2(a)(v): (x) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $1 million (nor shall any such claim or series of related claims that do not meet the $1 million threshold be applied to or considered for purposes of calculating the aggregate amount of Losses for which Parent does not have responsibility under clause (y) of this Section 5.2(c) below, until the aggregate amount of Losses for which indemnification by Parent has been excluded by this clause (x) exceeds $20 million, in which case all further claims or series of related claims that do not meet the $1 million threshold shall be applied to and considered for purposes of calculating when the aggregate amount of Losses for which Parent does not have responsibility under such clause (y)); (y) until the aggregate amount of Losses for which the Indemnified Parties are finally determined to be entitled to indemnification under Section 5.2(a)(v) exceeds $150 million, after which Parent shall be obligated for all Losses entitled to indemnification under Section 5.2(a)(v) that are in excess of $150 million; and (z) in a cumulative aggregate amount exceeding 50% of the Consideration.
          (d) Notwithstanding anything to the contrary contained herein, Parent shall not be required to indemnify, defend or hold harmless the Indemnified Parties against, or reimburse the Indemnified Parties for, any Losses pursuant to Section 5.2(a)(vii) (x) for any Losses, other than Diminution in AIA Value Losses, and (y) until the aggregate amount of Diminution in AIA Value Losses for which the Indemnified Parties are finally determined to be entitled to indemnification under Section 5.2(a)(vii) exceeds $1 billion, after which Parent shall be obligated for all Diminution in AIA Value Losses entitled to indemnification under Section 5.2(a)(vii) that are in excess of $1 billion.
     5.3 Notification of Claims.
          (a) Buyer shall promptly notify Parent in writing of any claim in respect of which indemnity may be sought under this Article 5, including any pending or threatened claim or demand by a third party that Buyer has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against Buyer) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that (x) the failure to provide such notice shall not release Parent from any of its obligations under this Article 5, except to the extent that Parent is materially prejudiced by such failure and (y) in the case of any claim for indemnification under Section 5.2(a)(vii), such notice may be delivered only on or after the earlier to occur of a Drag-Along Sale or Sale of the Company (each as defined in the LLC Agreement) and the second anniversary of an

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Initial Public Offering (as defined in the LLC Agreement). The parties agree that (i) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 5.1 for such representation, warranty, covenant or agreement and (ii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 5.3(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, Buyer shall have notified Parent in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Article 5 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 5 notwithstanding the passing of such applicable date.
          (b) Upon receipt of a notice of a claim for indemnity from Buyer pursuant to Section 5.3(a) in respect of a Third Party Claim, Parent may, by notice to Buyer delivered within twenty (20) business days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense; provided that, prior to assuming control of such defense, Parent must acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim under this Article 5. Buyer may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from Parent as contemplated by the immediately preceding sentence. Parent shall allow Buyer a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Parent shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by all Indemnified Parties, and Parent shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of Buyer from any and all liabilities in respect of such Third Party Claim. Buyer shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from Parent or admit to any liability with respect to such claim or demand without the prior written consent of Parent.
          (c) Notwithstanding anything to the contrary contained in this Article 5 (including Section 5.2), Parent shall not have any liability under this Article 5 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by Buyer without the consent of Parent.
          (d) Subject to Section 5.3(e) through (g), in the event Parent receives a notice of a claim for indemnity from Buyer pursuant to Section 5.3(a) that does not involve a Third Party Claim, Parent shall notify Buyer within twenty (20) business days following its receipt of such notice whether Parent disputes its liability to Buyer under this Article 5. If Parent fails to timely notify Buyer, the Losses arising out of such claim

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shall be conclusively deemed to be a liability of Parent and Parent shall promptly pay to Buyer any and all Losses arising out of such claim. Buyer shall reasonably cooperate with and assist Parent in determining the validity of any such claim for indemnity by Buyer.
          (e) In the event Parent receives a notice of a claim for indemnity under Section 5.2(a)(vii) from Buyer, Parent shall notify Buyer within twenty (20) business days following its receipt of such notice whether Parent disputes its liability to Buyer, or the amount of any Losses claimed, under Section 5.2(a)(vii). Any notice delivered to Buyer pursuant to this Section 5.3(e) (a “Notice of Disagreement”) shall specify in reasonable detail Parent’s basis for disputing its liability or the amount of indemnifiable Losses under Section 5.2(a)(vii). During the twenty (20) business day period following the delivery of any Notice of Disagreement, Buyer and Parent shall negotiate in good faith to reach agreement with respect to the disputed liability or amount. If Buyer and Parent are unable to reach such agreement during such period, within five (5) business days following the end of such period, each of Buyer and Parent shall deliver to the other party a written notice setting forth its good faith calculation of the amount of indemnifiable Losses under Section 5.2(a)(vii) (with respect to each such party, such party’s “Estimate of Losses”).
          (f) If the difference on a percentage basis between the amount of Parent’s Estimate of Losses and the amount of Buyer’s Estimate of Losses is equal to or less than 10%, then each of Parent and Buyer agrees, on behalf of itself and its Affiliates, that the amount of indemnifiable Losses under Section 5.2(a)(vii) shall be equal to the average of Buyer’s Estimate of Losses and Parent’s Estimate of Losses.
          (g) If the difference of a percentage basis between the amount of Parent’s Estimate of Losses and the amount of Buyer’s Estimate of Losses is greater than 10%, then each of Parent and Buyer shall promptly, and in any event within (x) ten (10) business days, select an investment bank of nationally recognized standing reasonably satisfactory to Parent and Buyer (which shall not have any material commercial relationship with Parent or Buyer) (the “Independent Expert”) and (y) forty (40) business days cause the Independent Expert to determine which of Parent’s Estimate of Losses or Buyer’s Estimate of Losses is closer to the amount of Losses described in Section 5.2(a)(vii) actually suffered or incurred by Buyer as a result of or in connection with the matters covered thereby (such closer estimate, the “Prevailing Estimate”). Each of Parent and Buyer agrees, on behalf of itself and its Affiliates, (x) to cooperate with each other, their respective advisors and the Independent Expert to facilitate the review and analysis of the Independent Expert and to provide it with sufficient information and access to data and personnel to enable it to make its determination, (y) that the determination by the Independent Expert as to the Prevailing Estimate shall be final and binding upon Parent and Buyer and (z) that the amount of indemnifiable Losses under Section 5.2(a)(vii) shall be equal to the Prevailing Estimate. The costs and expenses of the Independent Expert shall be borne by the party that did not deliver the Prevailing Estimate.

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          (h) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (i) Except as provided herein, no party shall by virtue of this Agreement have any rights to defend or participate in the defense of any Third Party Claims as to which it is not named as a defendant.
     5.4 Payment.
          (a) In the event a claim or any Action for indemnification under this Article 5 by Buyer for a Diminution In AIA Value Loss has been finally determined (other than a claim under Section 5.2(a)(vii)):
               (i) if Buyer’s Diminution In AIA Value Loss arose in connection with indemnification pursuant to Section 5.2(a)(i) (other than the inaccuracy or breach of the Excluded Representations except for any such representation or warranty contained in Section 2.2(o)), promptly after a Liquidation Shortfall Event shall have occurred, Parent shall pay to Buyer on demand in immediately available funds the lesser of (x) the aggregate amount of such final determination (or any relevant portion thereof) and (y) the positive difference, if any, of the Liquidation Shortfall minus any amounts previously received or to be received from Parent in respect of Sections 5.4(a)(ii) and 5.4(b); and
               (ii) if Buyer’s Diminution In AIA Value Loss arose other than as described in Section 5.4(a)(i) (including, but not limited to, as a result of the inaccuracy or breach of any of the Excluded Representations except for any such representation or warranty contained in Section 2.2(o)), the amount of such final determination shall be paid by Parent to Buyer on demand in immediately available funds; provided that (x) if the Preferred Payment (as defined in the LLC Agreement) shall have thereafter occurred, Buyer shall repay to Parent, on demand in immediately available funds, any amounts previously received from Parent in respect of this Section 5.4(a)(ii) or (y) if a Liquidation Shortfall Event shall have thereafter occurred, Buyer shall repay to Parent, on demand in immediately available funds, the positive difference, if any, of (A) any amounts previously received from Parent in respect of this Section 5.4(a)(ii) minus (B) the Liquidation Shortfall.
          (b) In the event a claim or any Action for indemnification under Section 5.2(a)(vii) by Buyer has been finally determined, promptly after a Liquidation Shortfall Event shall have occurred, Parent shall pay to Buyer on demand in immediately available funds the lesser of (x) the aggregate amount of such final determination (or any relevant portion thereof) and (y) the positive difference, if any, of the Liquidation Shortfall minus any amounts previously received or to be received from Parent in respect of Sections 5.4(a)(i) and 5.4(a)(ii).

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          (c) In the event a claim or any Action for indemnification under this Article 5 by (x) Buyer (other than for a Diminution In AIA Value Loss or a claim under Section 5.2(a)(vii)) or (y) any other Indemnified Party, in either case, has been finally determined the amount of such final determination shall be paid by Parent to such Indemnified Party on demand in immediately available funds.
          (d) For purposes of this Section 5.4, a claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article 5 when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable order, writ, judgment, injunction, decree or award entered by or with any Governmental Entity has been entered into with respect to such claim or Action.
     5.5 Exclusive Remedies. Each party hereto acknowledges and agrees that, other than in the case of Intentional Breach (defined below) by Parent or Seller or fraud (a) prior to the Closing, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be, in the event that each of the conditions set forth in Sections 1.2(c), (d) and (e) has not been satisfied or waived, refusal to close the purchase and sale of the Purchased Securities hereunder; and (b) following the Closing, (i) the indemnification provisions of this Article 5 shall be the sole and exclusive remedies of Buyer for any breach of the representations or warranties contained in this Agreement and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement. For the purposes of this Section 5.5, the term “Intentional Breach” shall mean a breach that is a consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement; provided, that, any breach of this Agreement which results in Losses to the Indemnified Parties of less than $10,000,000 shall be deemed not to be an Intentional Breach.
     5.6 Additional Indemnification Provisions. Parent and Buyer agree, for themselves and on behalf of their respective Affiliates, that (i) with respect to each indemnification obligation set forth in Article 5, any Transaction Document or any other document executed or delivered in connection with the Closing, in no event shall Parent have any liability to Buyer for any punitive or special damages other than punitive or special damages recovered by third parties in connection with a Third Party Claim, and (ii) Buyer’s Losses shall include, without duplication, diminution in value of the AIA Entities (a “Diminution in AIA Value Loss”).
ARTICLE 6
Miscellaneous
     6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

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          (a) by either Buyer or Seller if the Closing shall not have occurred by December 31, 2009; provided, however, that any party may elect to extend such date to March 31, 2010; provided, further, that in the event the Closing has not occurred by March 31, 2010, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth calendar day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date; provided, further, that if Buyer exercises its rights pursuant to Section 1.2(c)(i) of the ALICO Purchase Agreement to require that any Approval(s) not listed on Section 1.2(c)(i) of the ALICO Disclosure Letter be obtained, the parties shall agree in good faith to an appropriate extension to the term of this Agreement; or
          (b) by either Buyer, Parent or Seller in the event that any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by any of the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; or
          (c) by the mutual written consent of Buyer, Parent and Seller.
In the event of termination of this Agreement as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto; provided that nothing herein shall relieve either party from liability for any breach of this Agreement. The provisions of Section 3.2 and Article 6 shall survive termination of this Agreement as provided in this Section 6.1.
     6.2 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by Law.
     6.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     6.4 Governing Law; Submission to Jurisdiction, Etc. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, United States federal law and not the law of any State. To the extent that a court looks to the laws of any State to determine or define the United

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States federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to its rules of conflicts of laws. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York for any and all actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon (i) Parent and Seller at the address and in the manner set forth for notices to Parent and Seller in Section 6.5 and (ii) Buyer in accordance with federal law. To the extent permitted by applicable Law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby.
     6.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices to Parent or Seller shall be delivered to the address set forth below, or pursuant to such other instruction as may be designated in writing by Parent or Seller to Buyer. All notices to Buyer shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by Buyer to Seller.
If to Buyer:
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Brett Phillips, Counsel
Facsimile: 212) 720-7797
Telephone: (212) 720-5166
with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: John Amorosi and John Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000
If to the Parent or Seller:
American International Group, Inc.
70 Pine Street,
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 785-2175
Telephone: (212) 770-7000

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with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Aiello and Matthew Gilroy
Facsimile: (212) 310-8007
Telephone: (212) 310-8000
     6.6 Definitions.
          (a) The term “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Entity or arbitral body.
          (b) The term “Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning; provided, however, that, for purposes hereof and except as set forth in Section 6.6(m)(ii), (i) no AIA Entity will be treated as Affiliates of Buyer, (ii) none of Parent, Seller nor any of their Affiliates, on the one hand, nor Buyer nor any of its Affiliates, on the other, shall be deemed an Affiliate of the other such Person(s) and (iii) for the sake of clarity, none of the AIG Credit Trust or the United States Department of the Treasury, on the one hand, or Buyer or any of its Affiliates, on the other, shall be deemed an Affiliate of the other such Person.
          (c) The term “AIA PhilAm Group” means AIA, PhilAm, and their respective subsidiaries collectively; provided that, for purposes of Section 3.4, until the beneficial ownership of PhilAm is contributed to AIA pursuant to the Restructuring, the term “AIA PhilAm Group” means AIA and its subsidiaries.
          (d) The term “AIG Credit Trust” means the trust designated as the AIG Credit Facility Trust established for the sole benefit of the United States Treasury under that certain trust agreement dated January 16, 2009 and shall include the trustees thereof acting in their capacities as such trustees as the context may require.
          (e) The term “AIGGIC” means AIG Global Investment Corp. (Asia) Ltd., AIG Global Investment Corp. (Singapore) Ltd., AIG Investments (Malaysia) Sdn Bhd, AIG Investments Consulting Corporation Taiwan Ltd., AIG Investments Management Corporation Taiwan Ltd., AIG Global Investment Corp. (Hong Kong) Ltd, AIG Investments Korea Ltd, AIG Global Investment Corporation (Mauritius) Limited, AIG Global Investment Corp. (Middle East) Limited, AIG Global Investment Corp. (Shanghai) Ltd., AIG Investment India Advisors Private Limited or Philamlife Asset Management Inc. and their respective branches and subsidiaries.
          (f) The term “ALICO Disclosure Letter” means the disclosure letter delivered in connection with the ALICO Purchase Agreement.

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          (g) The term “Benefit Plan” means all incentive, profit-sharing, share option, share purchase, other equity-based, employment, consulting, compensation, holiday or other leave, change in control, retention, supplemental retirement, pension, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies or agreements, in each case established or maintained by Parent or any of its Affiliates or to which Parent or any of its Affiliates contributes or is obligated to contribute.
          (h) The term “Capital Expenditure Budget” means the capital expenditures described in the SIO (Strategic Initiatives Office) appropriation budget for 2009, as set forth in folder 1.5.2.2.2 of the Data Room.
          (i) The term “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
          (j) The term “Company Benefit Plans” means any Benefit Plan that is sponsored solely by one or more of the AIA Entities or with respect to which any AIA Entity has any liability.
          (k) The term “Company Employee” means (i) each Person who as of the Closing Date is an active employee of any AIA Entity and (ii) each Person who is an employee of any AIA Entity as of the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the AIA Entities).
          (l) The term “Compliant Financial Statements” means the financial statements in a form that is substantially compliant with the requirements for effecting an Initial Public Offering (as defined in the LLC Agreement) on the Stock Exchange of Hong Kong Limited.
          (m) The term “Control,” “Controlled,” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (i) none of Buyer or any of its Affiliates shall at any time be deemed to Control (or have the right to obtain the Control of) Parent, Seller or any AIA Entity under this Agreement by virtue of any of the following: (A) the Credit Agreement (as of the Signing Date), any related pledge and security arrangements or the exercise of any rights or the performance of any obligations thereunder, (B) the AIG Credit Facility Trust Agreement, dated as of January 16, 2009, relating to the AIG Credit Trust or the exercise of any rights or the performance of any obligations thereunder, (C) the ownership by the AIG Credit Trust, the United States Department of the Treasury or any other United States Governmental Entity (other than Buyer or any of its Affiliates) of any equity securities of Parent or any of its Affiliates (other than the Company) or the exercise of any voting or other rights attaching to any such equity securities and/or (D) this Agreement or the LLC Agreement or the exercise of any rights or the performance of any obligations hereunder or thereunder; and (ii)

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notwithstanding clause (A) above of this definition, Buyer or any of its Affiliates (which does not include, for the sake of clarity, the AIG Credit Trust) shall be deemed to Control Parent, Seller or any AIA Entity under this Agreement at any time that Buyer or any of its Affiliates (which does not include, for the sake of clarity, the AIG Credit Trust) (x) shall own, directly or indirectly, either (A) a majority of the outstanding Common Interests (as defined in the LLC Agreement) or (B) securities of Parent or Seller representing a majority of the shares entitled to vote on matters generally presented for a vote of the stockholders of Parent or Seller, as the case may be or (y) shall have the right to elect or appoint a majority of the members of the board of directors or board of managers of Parent, Seller or the Company.
          (n) The term “Credit Agreement Amendment” means all amendments, consents or actions with respect to the Credit Agreement that are necessary or appropriate to (i) permit the Restructuring and the transactions contemplated hereby, (ii) ensure that, upon the Closing, the Commitment (as defined in the Credit Agreement) is reduced by an amount equal to the Initial Liquidation Preference (as defined in the LLC Agreement), provided that no such commitment reduction would result in an aggregate outstanding Commitment of less than $25,000,000,000, in each case in form and substance satisfactory to the Buyer and Parent in all respects and (iii) provide that the Company shall not be considered a “Restricted Subsidiary” under the Credit Agreement.
          (o) The term “Data Room” means the electronic data room prepared for Project Aurora made available to Buyer from March 11, 2009 through the Signing Date (with no right, on or after the Signing Date, to update, revise, amend or supplement any of the contents thereof).
          (p) The term “Department” means, with respect to any regulated AIA Entity, any Governmental Entity which regulates and oversees, in any material respect, the business of such entity (including any branch thereof) in each of the jurisdictions or administrative regions (e.g., Hong Kong) in which such entity conducts its business.
          (q) The term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any entity, and any security, option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
          (r) The term “ERISA” means the Employee Retirement Income Act of 1974, as amended from time to time.
          (s) The term “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employee under Section 414 of the Code.
          (t) The term “Fund” means any investment vehicle managed by AIA, PhilAm or any of their respective Affiliates and created or invested in the ordinary course of AIA’s or PhilAm’s investment management.

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          (u) The term “Guarantee and Pledge Agreement Amendment” means all amendments, actions or other documents with respect to the Guarantee and Pledge Agreement, dated as of September 22, 2008 between Parent and Buyer (as amended from time to time, the “Guarantee and Pledge Agreement”), that are necessary or appropriate to (i) ensure that the Common Units are pledged to Buyer pursuant thereto as and when those units are owned by Parent or any of its Affiliates that are Guarantors and Pledgors pursuant to the Guarantee and Pledge Agreement, (ii) provide that the obligations of Parent under Article 5 of this Agreement will be, on and after Closing, Secured Obligations (as defined in the Guarantee and Pledge Agreement), and (iii) ensure that default on indemnity payment will not be a default of the Credit Agreement.
          (v) The term “HK Co” means a newly-formed Hong Kong private limited company that will be established as a wholly-owned subsidiary of the Company pursuant to the Restructuring and that will hold 100% of AIA’s total share capital.
          (w) The term “IFRS” means the International Financial Reporting Standards as in effect from time to time.
          (x) The term “Indebtedness” means, without duplication, with respect to any Person, all liabilities, obligations and indebtedness for borrowed money of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding purchases of merchandise and services in the ordinary course of business consistent with past practice, but including (a) all obligations and liabilities of any Person secured by any lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof (except unperfected Permitted Liens incurred in the ordinary course of business and not in connection with the borrowing of money); (b) all obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles; (c) all obligations and liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (d) all obligations and liabilities under guarantees by such Person of Indebtedness of another Person; (e) all obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) all obligations of such Person evidenced by bonds, notes, debentures, or similar instruments; and (g) all obligations of such Person with respect to deposits or advances of any kind. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for

41

the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument; or any pension fund or mutual fund contract; or any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the ordinary course of business, (ii) any Indebtedness issued, assumed, guaranteed or otherwise incurred by AIA, PhilAm or any Regulated Subsidiary, for or on behalf of any separate account of AIA, PhilAm or such Regulated Subsidiary, in respect of which the recourse of the holder of such Indebtedness is limited to assets of such separate account and no other assets or property whatsoever of any AIA Entity, (iii) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property and no other assets or property whatsoever of any AIA Entity other than recourse liability for customary “bad boy” acts, (iv) the obligations of any investment funds Controlled by AIA that would be considered as liabilities of AIA on the consolidated financial statements prepared in accordance with generally accepted accounting principles applicable to AIA, but not, for the sake of clarity, in respect of indebtedness for borrowed money, (v) obligations under Swap Contracts (as defined in the LLC Agreement), (vi) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the Closing Date or (vii) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include, statutory liens incurred or advances or deposits or other security granted to any Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval of the ordinary course of business consistent with past practice.
          (y) The term “Insurance Contracts” means any insurance policy, binder, slip or contract or reinsurance treaty or agreement, contract, binder or slip issued by AIA, PhilAm or an Insurance Subsidiary in connection with its business as of the Signing Date.
          (z) The term “Insurance Subsidiaries” means each subsidiary of AIA or PhilAm that is an insurance company.
          (aa) The term “knowledge of Parent” means the actual knowledge as of the Signing Date (other than in respect of Section 3.3) after reasonable inquiry of any of the individuals listed in Section 6.6(aa) of the Disclosure Letter.
          (bb) The term “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Entity. For the sake of clarity, the term “Laws” includes without limitation: (i) any applicable anti-corruption laws relating to the offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any government official, (ii) any applicable laws or sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council or other relevant sanctions authority relating to dealings or transactions with any Person, in any country or territory, that at the

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time of the dealing or transaction is or was the subject of sanctions, (iii) any applicable anti-money laundering laws and regulations, and (iv) any applicable U.S. anti-boycott laws and regulations.
          (cc) The term “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Entity other than claims under or in connection with Insurance Contracts in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries.
          (dd) The term “Liquidation Shortfall” means the positive difference, if any, of (i) the aggregate amount that would have been necessary to have effected the Preferred Payment (as defined in the LLC Agreement) on or before the consummation of the Liquidation Shortfall Event (together with all prior transactions and distributions received on the Purchased Securities pursuant to Article V of the LLC Agreement) less (ii) the sum of (A) the aggregate proceeds received by Buyer in respect of the Purchased Securities from any Liquidation Shortfall Event plus (B) all distributions received on the Purchased Securities prior thereto pursuant to Article V of the LLC Agreement.
          (ee) The term “Liquidation Shortfall Event” means the occurrence of any of the following: (i) a Drag-Along Sale (as defined in the LLC Agreement), (ii) a Sale of the Company (as defined in the LLC Agreement) involving the sale or other transfer of all or substantially all of the Purchased Securities or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (iii) any dissolution or liquidation of the Company in accordance with Article IX of the LLC Agreement, or (iv) in the case of a claim or any Action for indemnification under Section 5.2(a)(vii), the sale, transfer or other disposition, in one or more transactions, in or after the consummation of the Initial Public Offering (as defined in the LLC Agreement), of all of the Purchased Securities (or all of the securities for or into which the Purchased Securities shall have been exchanged or converted pursuant to the LLC Agreement), but only (in the case of each of clauses (i) through (iv) hereof) if the Preferred Payment (as defined in the LLC Agreement) shall not have occurred after giving effect to such transaction(s).
          (ff) The term “Losses” means, subject to Section 5.6, any and all losses, damages, reasonable costs, reasonable expenses of investigation, attorneys’ fees, expenses incurred in connection with in connection with any action, suit or proceeding, liabilities, settlement payments, awards, judgments, fines, obligations, claims, incidental, and deficiencies of any kind (including any indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value).
          (gg) The term “Management Agreement” means any compensatory contract, agreement, instrument or other legally binding obligation with or in respect of any Management Employee to which any AIA Entity is a party or in respect of which has any material liability.

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          (hh) The term “Management Employee” means any current or former employee of any AIA Entity who has at any time since January 1, 2007 been a participant in Parent’s Senior Partners Plan (each, a “Senior Partner”), as in effect from time to time, or Parent’s Partners Plan (each, a “Partner”), as in effect from time to time.
          (ii) The term “Material Contract” means any contract, agreement, instrument or other legally binding obligation to which any AIA Entity is a party (other than leases for real property and Insurance Contracts) which (i) calls for the payment by or on behalf of any AIA Entity in excess of $10 million per annum, or the delivery by any AIA Entity of goods or services with a fair market value in excess of $10 million per annum, during the remaining term thereof, (ii) provides for any AIA Entity to receive any payments in excess of, or any property with a fair market value in excess of, $10 million during the remaining term thereof, (iii) contains covenants materially restricting the ability of any AIA Entity to compete in any line of business or geographical area, (iv) relates to the acquisition or disposition by any AIA Entity within the last three years of a material business (whether by merger, sale of stock, sale of assets or otherwise) and which contains material ongoing obligations of any AIA Entity, or (v) provides for a material partnership, joint venture or other similar agreement or arrangement; provided, however, that “Material Contract” shall exclude any contract, agreement, instrument or other legally binding obligation that is terminable by any AIA Entity on ninety (90) days or less notice without any penalty.
          (jj) The term “Material Jurisdiction” means any of China, Hong Kong, Korea, Malaysia, the Philippines, Singapore or Thailand.
          (kk) The term “Material Minority Investee Company” means Tata AIG Life Insurance Company Ltd.
          (ll) The term “Parent Benefit Plan” means each Benefit Plan that is or has been entered into, maintained or administered or contributed to, or with respect to which there are obligations to contribute to, by Parent or any Parent subsidiary or affiliate other than the AIA Entities.
          (mm) The term “Permitted Lien” means (a) liens that secure debt that is reflected on the Financial Statements; (b) liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by Law for amounts not yet due; (d) liens incurred or deposits made to a Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval; (e) liens incurred or deposits made in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to the Buyer; (g) liens not created by the

44

Company, AIA, PhilAm or any of their respective subsidiaries that affect the underlying fee interest of any leased real property; (h) liens incurred in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (j) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries; (k) zoning, building and other generally applicable land use restrictions; (l) liens that have been placed by a third party on the fee title of the real property constituting the leased real property or real property over which the Company, AIA, PhilAm or any of their respective subsidiaries have easement rights; (n) leases or similar agreements affecting the real property owned by the Company, AIA, PhilAm or any of their respective subsidiaries, provided that such leases and agreements have been provided or made available to the Buyer; (o) liens or other restrictions on transfer imposed by applicable insurance Laws; (p) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by each of AIA, PhilAm or any of their respective subsidiaries that is an insurance company, for purposes of statutory accounting credit; (q) liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries; (r) clearing and settlement liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and the holding of legal title or other interests in securities or other investment properties by custodians or depositories in the ordinary course of the business of the Company, AIA, PhilAm or any of their respective subsidiaries; (s) agreements with any Governmental Entities or any public utilities or private suppliers of services, including subdivision agreements, development agreements and site control agreements (provided that such agreements do not materially interfere with the ordinary conduct of business of the Company, AIA, PhilAm or any of their respective subsidiaries); (t) rights of the owners of any mineral rights (provided that such rights do not materially interfere with the ordinary conduct of business of the Company, AIA, PhilAm or any of their respective subsidiaries); (u) reservations, limitations, appropriations, provisos and conditions in the original grants from the crown or the relevant Governmental Entity, native land claims and statutory exceptions to title; and (v) any liens created by (1) the Guarantee and Pledge Agreement, or (2) the Credit Agreement, between Parent and the Buyer.
          (nn) The term “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
          (oo) The term “Regulated Subsidiary” means each subsidiary of AIA that is regulated by a Department. The Regulated Subsidiaries as of the Signing Date are set forth in Section 6.6(oo) of the Disclosure Letter.
          (pp) The term “SAP” shall mean, with respect to any entity, the statutory accounting practices prescribed or permitted by the insurance commissioner (or

45

other similar authority) in the domicile of such entity for the preparation of annual statements and other financial reports by insurance companies of the same type as such entity, which are applicable to the circumstances as of the date of filing of such statement or report.
          (qq) The term “Securities Lending Management” means any transaction undertaken to manage liquidity of AIA and its subsidiaries in connection with the existing and ongoing securities lending program up to the amounts set forth on Section 6.6(qq) of the Disclosure Letter and in the ordinary course of business consistent with past practice or the unwinding of such securities lending program, provided, however, that all amounts owed by AIA and its subsidiaries under all securities lending facilities pursuant to such securities lending program do not exceed, in the aggregate and at any time, the aggregate amounts outstanding under all such securities lending facilities as of February 28, 2009.
          (rr) When a reference is made in this Agreement to a subsidiary of a Person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which more than 50% of the interest in the capital or profits of such corporation, partnership, joint venture or limited liability company or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is at the time, directly or indirectly owned by such Person and/or one or more subsidiaries thereof; provided that neither any Fund nor AIGGIC shall be a subsidiary for purposes of this Agreement.
          (ss) The term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any AIA Entity that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, including any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).
          (tt) The term “Transaction Documents” means this Agreement, the LLC Agreement, the Credit Agreement Amendment and the Guarantee and Pledge Agreement Amendment.
     6.7 Specific Performance. Subject to Section 5.5, following completion of the Restructuring steps required to be completed prior to Closing, (a) the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall

46

allege, and each party hereto hereby waives the defense or counterclaim that there is an adequate remedy at law.
     6.8 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination (as hereinafter defined) where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale and (b) Buyer may assign its right to purchase the Purchased Securities hereunder to a trust or similar entity established solely for such purpose. “Business Combination” means merger, consolidation, statutory share exchange or similar transaction that requires the approval of Seller’s stockholders.
     6.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     6.10 Entire Agreement. This Agreement (including the Annexes hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.
     6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person (other than Parent, Seller and Buyer) any benefit, right or remedies.
     6.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.
     6.13 Disclosure Letter. Matters reflected in any section of this Agreement, including any section or subsection of the Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section of this

47

Agreement, including any section or subsection of the Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or the Disclosure Letter. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, applicable Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. From time to time prior to the Closing, Parent shall have the right to supplement or amend Sections 1.2(c)(i) and 2.2(e)(iii) of the Disclosure Letter with respect to any relevant matter hereafter arising or discovered after the delivery of the Disclosure Letter pursuant to this Agreement which is responsive to the matters to be disclosed on such Sections of the Disclosure Letter.
[Signature Page Follows]

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          In witness whereof, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Paula Rosput Reynolds
	Name:	Paula Rosput Reynolds
	Title:	Vice Chairman & Chief Restructuring Officer

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LIMITED
By:	/s/ George Cubbon
	Name:	George Cubbon
	Title:	President

FEDERAL RESERVE BANK OF NEW YORK
By:	/s/ Sarah J. Dahlgren
	Name:	Sarah J. Dahlgren
	Title:	Senior Vice President

ANNEX A
RESTRUCTURING
Restructuring Steps:
Required to be completed at or prior to the Closing:
1.	Parent, American Life Insurance Company (“ALICO”), a wholly-owned subsidiary of Parent, and AIA will enter into an agreement to transfer beneficial ownership and legal title with respect to all of the equity of PhilAm that Parent and ALICO own (both beneficially and legally) to AIA in exchange for an AIA promissory note (the “AIA Note”). Prior to the Closing:
a.	Parent will transfer all of the beneficial interest of PhilAm that it owns to AIA.

b.	AIA will issue the AIA Note to ALICO.

c.	ALICO will transfer the AIA Note to Parent.

d.	Parent will contribute the AIA Note, in a series of contributions to direct or indirect wholly-owned subsidiaries, to AIA thereby extinguishing the AIA Note in exchange for AIA issuing shares to its immediate holding company.
2.	Seller will form the Company as a Delaware limited liability company. Seller will own 100% of the common units of the Company.

3.	The Company will form HK Co, as a Hong Kong private limited company.

4.	Seller will transfer (or cause to be transferred) 100% of the equity of AIA that it owns directly or indirectly, which constitutes 100% of AIA’s total share capital, to HK Co in exchange for an HK Co promissory note (“HK Note A”).

5.	Seller will transfer the HK Note A to the Company in exchange for the Preferred Units.

6.	HK Co will issue common shares and a second HK Co promissory note (“HK Note B”) to the Company in exchange for the HK Note A, thereby extinguishing the HK Note A.
Not required to be completed prior to the Closing:
7.	At such time as all of the conditions to Closing as set forth in Sections 1.2(c) through (e) are satisfied or waived (other than those that by their nature are satisfied at the Closing), and effective prior to consummation of the transfer of Preferred Units to FRBNY in accordance with Section 1.1 of the Agreement,

HK Co will elect under Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes.

8.	In connection with and pursuant to the Agreement described in Step 1 above, Parent will cause ALICO to transfer the legal title of all of the equity of PhilAm that ALICO owns to AIA, the consideration for which is the AIA Note described in Step 1b.
The parties acknowledge that the sequence of the Restructuring steps need not be taken in the order set forth above; provided, that this shall be without limitation of the requirement to effect or cause to be effected the steps of the Restructuring described in paragraphs 1 through 6 of this Annex A for purposes of Section 1.2(c)(v).

ANNEX B
LIMITED LIABILITY COMPANY AGREEMENT

ANNEX B
TO THE
PURCHASE AGREEMENT
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
[                    ]1 LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [                    ] LLC (the “Company”) is made and entered into as of [•], 2009, by and among the Company and each of the Persons listed on the signature pages hereof as Members.
WITNESSETH:
     WHEREAS, American International Reinsurance Company Limited (“AIRCO”) formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time) (the “Act”) by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware and entering into a Limited Liability Company Agreement (the “Initial Agreement”); and
     WHEREAS, the Company issued 16,000 Preferred Units and 90,000 Common Units to AIRCO; and
     WHEREAS, AIRCO wishes to effect (i) the amendment and restatement of the Initial Agreement and (ii) the continuation of the Company, in each case, on the terms set forth herein; and
     WHEREAS, immediately after the effectiveness of this Agreement, AIRCO will transfer the Preferred Units (the “Preferred Transfer”) to the Federal Reserve Bank of New York (the “FRBNY”) in accordance with and pursuant to that certain Purchase Agreement (the “Purchase Agreement”) between American International Group, Inc. (“AIG”), AIRCO and the FRBNY dated as of June 25, 2009; and
     [WHEREAS, immediately after the effectiveness of this Agreement, AIRCO will distribute [•] Common Units to AIG Life Holdings (International) LLC (“AIGLH”) and, in turn, AIGLH will distribute such Common Units to AIG; and2]
     WHEREAS, the Federal Reserve Board and the United States Department of the Treasury (the “U.S. Department of the Treasury”) announced on March 2, 2009, a series of steps to provide tangible evidence of the U.S. Government’s commitment to the orderly restructuring of AIG over time in the face of continuing market dislocation and economic deterioration, including the step of reducing the amount outstanding under the Credit Agreement in exchange for preferred interests in two special purpose vehicles created to hold all of the outstanding common stock of AIA and the American Life Insurance Company; and

[1]	Name is to be determined by the Common Members and the FRBNY prior to the Closing Date.

[2]	To be revised to reflect final list of Members.

     WHEREAS, the FRBNY and AIG have mutually agreed to pursue a separation of certain operating subsidiaries of AIG in order to enhance their business franchises over the long term; and
     WHEREAS, the parties recognize that the purposes of the arrangements established pursuant to this Agreement are (i) to repay the FRBNY and the U.S. Government for the financial assistance provided to AIG by the FRBNY and the U.S. Government since September 2008 and (ii) to promote the stability of AIG by improving its financial position while preserving the value of its businesses over time so that AIG may be in a position to repay its obligations to the FRBNY and the U.S. Government; and
     WHEREAS, the parties acknowledge the public policy objectives of the FRBNY and the U.S. Government as well as the responsibilities and obligations of the Board of AIG to enter into an agreement which represents the best interests of its stockholders; and
     WHEREAS, the parties hereto wish to effect the admittance of AIG and the FRBNY as Members, on the terms set forth herein, by having each of AIG and the FRBNY execute a counterpart to this Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms have the meanings set forth below:
     Section 1.01 “Act” has the meaning set forth in the Recitals.
     Section 1.02 “Additional Equity Issuance” has the meaning set forth in Section 3.02(b).
     Section 1.03 “Additional Member” has the meaning set forth in Section 3.02(b).
     Section 1.04 “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
     (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     Section 1.05 “Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning; provided, however, that, for purposes hereof and except as set forth in Section 1.32(b), (i) none of the Company or any of its Subsidiaries will be treated as Affiliates of the FRBNY, (ii) none of the AIG Member, AIRCO nor any of their Affiliates, on the one hand, nor the FRBNY nor any of its Affiliates, on the other, shall be deemed an Affiliate of the other such Person(s) and (iii) for the sake of clarity, none of the AIG Credit Facility Trust or the U.S. Department of the Treasury, on the one hand, or the FRBNY or any of its Affiliates, on the other, shall be deemed an Affiliate of the other such Person.
     Section 1.06 “Agreement” has the meaning set forth in the Recitals.
     Section 1.07 “AIA” means American International Assurance Company Limited, a Hong Kong corporation and Wholly-Owned Subsidiary of HK Co.
     Section 1.08 “AIG” has the meaning set forth in the Recitals.
     Section 1.09 “AIG Credit Facility Trust” means the trust designated as the AIG Credit Facility Trust established for the sole benefit of the United States Treasury under that certain trust agreement dated January 16, 2009 and shall include the trustees thereof acting in their capacities as such trustees as the context may require.
     Section 1.10 “AIGLH” has the meaning set forth in the Recitals.
     Section 1.11 “AIG Member” means (i) to the extent AIG holds any Common Interest, AIG; or (ii) to the extent AIG does not hold any Common Interest, any Affiliate of AIG which is a Common Member designated by AIG to be the AIG Member.
     Section 1.12 “AIRCO” has the meaning set forth in the Recitals.
     Section 1.13 “Authorized Representative” has the meaning set forth in Section 7.07(a) hereof.
     Section 1.14 “Bankruptcy” of the Company means (a) the filing by the Company of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other Federal or state insolvency Law, or the Company’s filing an answer consenting to or acquiescing in any such petition, (b) the making by the Company of any assignment for the benefit of its creditors, or (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of the Company, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency Law, provided, however, that the same shall not have been vacated, set aside or stayed within such 60-day period.
     Section 1.15 “Board of Governors” has the meaning set forth in Section 7.07(b) hereof.

     Section 1.16 “Board of Managers” has the meaning set forth in Section 4.01(a)(i) hereof.
     Section 1.17 “Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (a) to each Member’s Capital Account, there shall be credited such Member’s Capital Contribution, such Member’s distributive share of Net Income or any item in the nature of income or gain which is specially allocated pursuant to Section 6.03 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;
     (b) from each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss or any item in the nature of expenses or losses which is specially allocated pursuant to Section 6.03 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;
     (c) if all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred Interest; and
     (d) in determining the amount of any liability for purposes of subparagraphs (a) and (b) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.
     The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The initial Capital Account of the Members which reflects any contribution made pursuant to the Separation Agreement (as defined in the Purchase Agreement) is set forth on Schedule I.
     Section 1.18 “Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of property contributed to the Company by such Member (or its predecessors in interest) at such time with respect to the Interests held by such Member; “Capital Contributions” means, with respect to any Member, the aggregate amount of money and the fair market value of property contributed to the Company by such Member (or its predecessors in interest) with respect to the Interests held by such Member.
     Section 1.19 “Certificate” means the Certificate of Formation as filed with the Secretary of State of the State of Delaware pursuant to the Act as set forth in the Recitals hereof, as it may be amended or restated from time to time.
     Section 1.20 “Closing” has the meaning set forth in Section 1.2(a) of the Purchase Agreement.

     Section 1.21 “Closing Date” has the meaning set forth in Section 1.2(a) of the Purchase Agreement.
     Section 1.22 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     Section 1.23 “Common Interest” means the limited liability company membership interest represented by the Common Units owned by a Common Member in the Company at any particular time, including the right of such Common Member to any and all benefits to which a Common Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Common Member to comply with all terms and provisions of this Agreement and the Act.
     Section 1.24 “Common Member” means each Person admitted to the Company as a Common Member whose name is set forth on Schedule I hereto as a Common Member with respect to Common Units held by such Person, and any other Person admitted as an additional or substitute Common Member, so long as such Person remains a Common Member.
     Section 1.25 “Common Units” has the meaning set forth in Section 3.04(a)(ii) hereof.
     Section 1.26 “Company” has the meaning specified in the introductory paragraph hereof.
     Section 1.27 “Company Business” has the meaning set forth in Section 2.05(a) hereof.
     Section 1.28 “Company Expenses” has the meaning set forth in Section 4.03(a) hereof.
     Section 1.29 “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     Section 1.30 “Comptroller General” has the meaning set forth in Section 7.07(b) hereof.
     Section 1.31 “Consent Holder” means, prior to the Preferred Transfer, any of AIRCO, AIGLH or AIG and, following the Preferred Transfer, the FRBNY Member.
     Section 1.32 “Consent Request Contact” has the meaning set forth in Section 4.01(e) hereof.
     Section 1.33 “Control,” “Controlled,” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise; provided, however, that the parties hereto and the Company hereby agree as follows:
     (a) none of the FRBNY or any of its Affiliates (whether acting in its capacity as a Preferred Member or otherwise) shall at any time be deemed to Control (or have the right to obtain the Control of) the AIG Member, the Company or any of its Subsidiaries under this Agreement by virtue of any of the following: (i) the Credit Agreement (as of the date hereof), any related pledge and security arrangements or the exercise of any rights or the performance of any obligations thereunder, (ii) the AIG Credit Facility Trust Agreement, dated as of January 16, 2009, relating to the AIG Credit Facility Trust or the exercise of any rights or the performance of any obligations thereunder, (iii) the ownership by the AIG Credit Facility Trust, the U.S. Department of the Treasury or any other United States Governmental Entity (other than the FRBNY or any of its Affiliates) of any equity securities of AIG or any of its Affiliates (other than the Company) or the exercise of any voting or other rights attaching to any such equity securities and/or (iv) this Agreement or the Purchase Agreement or the exercise of any rights or the performance of any obligations hereunder or thereunder; and
     (b) notwithstanding clause (a) of this definition, the FRBNY or any of its Affiliates (which does not include, for the sake of clarity, the AIG Credit Facility Trust) shall be deemed to Control the AIG Member, the Company or any of its Subsidiaries under this Agreement at any time that the FRBNY or any of its Affiliates (which does not include, for the sake of clarity, the AIG Credit Facility Trust) (x) shall own, directly or indirectly, either (i) a majority of the outstanding Common Interests or (ii) securities of AIG or AIRCO representing a majority of the shares entitled to vote on matters generally presented for a vote of the stockholders of AIG or AIRCO, as the case may be or (y) shall have the right to elect or appoint a majority of the members of the board of directors or board of managers of AIG, AIRCO or the Company.
     Section 1.34 “Conversion Demand” has the meaning set forth in Section 11.14(b) hereof.
     Section 1.35 “Conversion Demanding Member” has the meaning set forth in Section 11.14(b) hereof.
     Section 1.36 “Credit Agreement” means the Credit Agreement dated September 22, 2008, between AIG and the FRBNY, as amended from time to time.
     Section 1.37 “Department” means, with respect to any regulated Subsidiary of the Company, any Governmental Entity which regulates and oversees, in any material respect, the business of such Subsidiary (including any branch thereof) in any of the jurisdictions or administrative regions (e.g., Hong Kong) in which such Subsidiary conducts its business.
     Section 1.38 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, (a) Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; and (b) if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.
     Section 1.39 “Distributed Securities” has the meaning set forth in Section 5.04(b) hereof.
     Section 1.40 “Distribution Demand” has the meaning set forth in Section 5.04(b) hereof.
     Section 1.41 ”Distribution Demanding Member” has the meaning set forth in Section 5.04(a) hereof.
     Section 1.42 “Drag-Along Buyer” has the meaning set forth in Section 8.05(a) hereof.
     Section 1.43 “Drag-Along Demand” has the meaning set forth in Section 8.05(a) hereof.
     Section 1.44 “Drag-Along Members” has the meaning set forth in Section 8.05(b) hereof.
     Section 1.45 “Drag-Along Notice” has the meaning set forth in Section 8.05(b) hereof.
     Section 1.46 “Drag-Along Sale” means any sale, merger, consolidation or other business combination consisting of a Transfer by the Preferred Members of all of the Interests or other issued and outstanding Equity Interests then held by the Preferred Members.
     Section 1.47 “Drag-Along Transfer” has the meaning set forth in Section 8.05(a) hereof.
     Section 1.48 “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.
     Section 1.49 “Equity Securities” has the meaning set forth in Section 3.02(a) hereof.
     Section 1.50 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.
     Section 1.51 “Fiscal Year” has the meaning set forth in Section 2.07 hereof.
     Section 1.52 “FRBNY” has the meaning set forth in the Recitals.
     Section 1.53 “FRBNY Member” means the FRBNY and any Permitted Transferee thereof.
     Section 1.54 “GAO” has the meaning set forth in Section 7.07(b) hereof.
     Section 1.55 “Global Coordinators” has the meaning set forth in Section 8.07 hereof.

     Section 1.56 “Governmental Entity” means any national, regional, local or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity.
     Section 1.57 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board of Managers at the time of contribution;
     (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and
     (c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board of Managers.
If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.
     Section 1.58 “Helping Families Act” has the meaning set forth in Section 7.07(b) hereof.
     Section 1.59 “HK Co.” means a newly-formed Hong Kong private limited company which is a Wholly-Owned Subsidiary of the Company and holds one hundred (100%) of AIA’s total share capital.
     Section 1.60 “HK Note B” has the meaning set forth in Annex A to the Purchase Agreement.
     Section 1.61 “Indebtedness” means, without duplication, with respect to any Person, all liabilities, obligations and indebtedness for borrowed money of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property or services, excluding purchases of merchandise and services in the ordinary course of business consistent with past practice, but including (a) all obligations and liabilities of any Person secured by any lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof (except unperfected Permitted Liens incurred in the ordinary course of business and not in connection with the borrowing of money); (b) all obligations and liabilities of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles; (c) all obligations and liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (d) all obligations and liabilities under guarantees by such Person of Indebtedness of another Person; (e) all obligations and liabilities of such Person in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) all obligations of such Person evidenced by bonds, notes, debentures, or similar instruments; and (g) all obligations of such Person with respect to deposits or advances of any kind. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any obligation of any Person to make any payment, hold funds or securities in trust or to segregate funds or securities for the benefit of one or more third parties (including any policyholder, pension fund or mutual fund shareholder or unitholder) pursuant to any insurance or reinsurance contract, annuity contract, variable annuity contract, unit-linked or mutual fund account or other similar agreement or instrument; or any pension fund or mutual fund contract; or any capital redemption contract or suretyship contract issued pursuant to its insurance business license in the ordinary course of business, (ii) any Indebtedness issued, assumed, guaranteed or otherwise incurred by any Regulated Subsidiary, for or on behalf of any separate account of such Regulated Subsidiary, in respect of which the recourse of the holder of such Indebtedness is limited to assets of such separate account and no other assets or property whatsoever of any AIA Entity, (iii) any Indebtedness that is secured by a real property mortgage under which the recourse of the lender is limited to the relevant real property and no other assets or property whatsoever of any AIA Entity other than recourse liability for customary “bad boy” acts, (iv) the obligations of any investment funds Controlled by AIA that would be considered as liabilities of AIA on the consolidated financial statements prepared in accordance with generally accepted accounting principles applicable to AIA, but not, for the sake of clarity, in respect of indebtedness for borrowed money, (v) obligations under Swap Contracts, (vi) obligations under or arising out of any employee benefit plan, employment contract or other similar arrangement in existence as of the Closing Date, or (vii) obligations under any severance or termination of employment agreement or plan. For the avoidance of doubt, Indebtedness shall not include, statutory liens incurred or advances or deposits or other security granted to any Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval of the ordinary course of business consistent with past practice.
     Section 1.62 “Indemnified Party” has the meaning set forth in Section 4.04(a) hereof.
     Section 1.63 “Initial Agreement” has the meaning set forth in the Recitals hereof.

     Section 1.64 “Initial Capital Contribution” has the meaning set forth in Section 3.01 hereof.
     Section 1.65 “Initial Liquidation Preference” means $16 billion.
     Section 1.66 “Initial Period” means the 48-month period following the date of this Agreement.
     Section 1.67 “Initial Public Offering” means any initial underwritten sale of Securities of the Company, HK Co., any Entity owning all or substantially all of the assets of AIA and its Subsidiaries, taken as a whole, or any Entity formed solely for the purpose of owning all of the Interests, in each case, pursuant to (i) an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 or Form F-1 (or a successor form) after which sale such Securities are listed or quoted on a national securities exchange or an established foreign securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association or (ii) a listing on any internationally recognized foreign stock exchange, including the Main Board of the Stock Exchange of Hong Kong Limited and the Singapore Exchange Securities Trading Limited.
     Section 1.68 “Insurance Subsidiary” means AIA and any of its Subsidiaries that are insurance companies.
     Section 1.69 “Interests” means the Preferred Interests and the Common Interests.
     Section 1.70 “IPO Demand” has the meaning set forth in Section 8.04(a) hereof.
     Section 1.71 “IPO Demanding Member” has the meaning set forth in Section 8.04(a) hereof.
     Section 1.72 “Laws” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Entity. For the sake of clarity, the term “Laws” includes without limitation: (i) any applicable anti-corruption laws relating to the offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any government official, (ii) any applicable laws or sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council or other relevant sanctions authority relating to dealings or transactions with any Person, in any country or territory, that at the time of the dealing or transaction is or was the subject of sanctions, (iii) any applicable anti-money laundering laws and regulations, and (iv) any applicable U.S. anti-boycott laws and regulations.
     Section 1.73 “Liquidation Preference” means, as of any time, the Initial Liquidation Preference plus the aggregate Preferred Return earned thereon during all quarters ended prior to that time minus the amount of distributions received by the Preferred Members (or their predecessors in interest) under Section 5.02(c) hereof or Section 5.02(a) hereof (solely with respect to all quarters ended prior to the then current quarter) prior to that time.
     Section 1.74 “Liquidator” has the meaning set forth in Section 9.03(b) hereof.

     Section 1.75 “Majority in Interest” means the affirmative vote of the Members of a particular class whose Unit Percentage represents more than fifty percent (50%) of the aggregate Unit Percentages of all Members of such particular class.
     Section 1.76 “Majority Preferred Members” means, at any time, the Preferred Member(s) (other than the FRBNY Member) that own, Preferred Units representing more than fifty percent (50%) of the then aggregate Liquidation Preference.
     Section 1.77 “Manager” has the meaning set forth in Section 4.01(a)(i) hereof.
     Section 1.78 “Material Subsidiary” means any Subsidiary of the Company that would constitute a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act if the Company’s Securities were registered under the Exchange Act. As of the Closing Date, the Material Subsidiaries are set forth on Schedule III.
     Section 1.79 “Members” means, collectively, the Preferred Members and the Common Members.
     Section 1.80 “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).
     Section 1.81 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     Section 1.82 “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     Section 1.83 “Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:
     (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph shall be added to such income or loss;
     (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(1)(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;
     (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”;
     (f) any items which are specially allocated pursuant to the provisions of Section 6.03 shall not be taken into account in computing Net Income or Net Loss
For the avoidance of doubt, the Preferred Return will be taken into account as a guaranteed payment deductible under Code Section 707(c) in determining the Company’s taxable income or loss.
     Section 1.84 “Net Proceeds” means, with respect to any Additional Equity Issuance or any Qualifying Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) all expenses and costs (including broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good-faith estimate of income taxes paid or payable in connection with such Additional Equity Issuance or Qualifying Event) incurred or assumed in connection with such Additional Equity Issuance or Qualifying Event, (ii) amounts provided as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the asset subject to such Qualifying Event or under any indemnification obligations or purchase price adjustment associated with such Additional Equity Issuance or Qualifying Event; provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds, (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset sold in such Qualifying Event and that is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (iv) the proceeds thereof required to be paid to employees pursuant to any employee benefit plan, employment contract or other similar arrangement in effect on the Closing Date, (v) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning an interest in the asset subject to such Qualifying Event; (vi) Regulatory Capital Needs (including proceeds received by the Company in connection with Section 3.02(c)), and (vii) any amount which (A) may not be distributed by any Insurance Subsidiary pursuant to any regulatory requirement, directive or order of any Governmental Entity, or which it would otherwise be illegal to distribute (whether as a dividend or otherwise), directly or indirectly to the Company or any of its Subsidiaries, and (B) the Company, in consultation with the Members and appropriate rating agencies, reasonably determines the distribution of which would cause the Insurance Subsidiary’s ratings to be downgraded; provided, however, that in both cases the Company agrees that it shall use all commercially reasonable efforts to obtain any rating agency, regulatory or other approvals or assurances as may be necessary to permit such distribution of Net Proceeds in compliance with applicable Law and without a credit rating downgrade.

     Section 1.85 “Nondisclosure Agreement” has the meaning set forth in Section 7.07(a) hereof.
     Section 1.86 “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).
     Section 1.87 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     Section 1.88 “Observers” has the meaning set forth in Section 4.07 hereof.
     Section 1.89 “Participating Fair Market Value” means the amount of distributions that the Preferred Members would receive solely pursuant to Section 5.02(e) in the event of a distribution to all the Members under Section 5.02, where the amount of such distributions to all Members is equal to: (i) following an Initial Public Offering, the Net Proceeds that the Company would receive (and that would be available for distribution to the Members) in connection with a Public Offering of one hundred percent (100%) of the equity securities in the Entity subject to the Initial Public Offering then held, directly or indirectly, by the Company, based on the average closing sales price of the equity securities in the Entity subject to the Initial Public Offering on the trading day immediately prior to the date of determination; and (ii) prior to an Initial Public Offering, the total amount that would be received by the Members in a sale of one hundred percent (100%) of the Equity Securities of the Company, as determined in accordance with Section 8.06.
     Section 1.90 “Participation Redemption” has the meaning set forth in Section 8.06 hereof.
     Section 1.91 “Permitted Liens” means (a) liens that secure debt that is reflected on the Financial Statements, as defined in the Purchase Agreement; (b) liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by Law for amounts not yet due; (d) liens incurred or deposits made to a Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval; (e) liens incurred or deposits made in the ordinary course of the business of the Company, AIA or any of their respective Subsidiaries in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to the FRBNY; (g) liens not created by the Company, AIA or any of their respective Subsidiaries that affect the underlying fee interest of any leased real property; (h) liens incurred in the ordinary course of the business of the Company, AIA or any of their respective Subsidiaries securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (j) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of the business of the Company, AIA or any of their respective Subsidiaries; (k) zoning, building and other generally applicable land use restrictions; (l) liens that have been placed by a third party on the fee title of the real property constituting the leased real property or real property over which the Company, AIA or any of their respective Subsidiaries have easement rights; (n) leases or similar agreements affecting the real property owned by the Company, AIA or any of their respective Subsidiaries, provided that such leases and agreements have been provided or made available to the FRBNY; (o) liens or other restrictions on transfer imposed by applicable insurance Laws; (p) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by each of AIA or any of their respective Subsidiaries that is an insurance company, for purposes of statutory accounting credit; (q) liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the ordinary course of the business of the Company, AIA or any of their respective Subsidiaries; (r) clearing and settlement liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and the holding of legal title or other interests in securities or other investment properties by custodians or depositories in the ordinary course of the business of the Company, AIA or any of their respective Subsidiaries; (s) agreements with any Governmental Entities or any public utilities or private suppliers of services, including subdivision agreements, development agreements and site control agreements (provided that such agreements do not materially interfere with the ordinary conduct of business of the Company, AIA or any of their respective Subsidiaries); (t) rights of the owners of any mineral rights (provided that such rights do not materially interfere with the ordinary conduct of business of the Company, AIA or any of their respective Subsidiaries); (u) reservations, limitations, appropriations, provisos and conditions in the original grants from the crown or the relevant Governmental Entity, native land claims and statutory exceptions to title; and (v) any liens created by (1) the Guarantee and Pledge Agreement, or (2) the Credit Agreement, between AIG and the FRBNY.
     Section 1.92 “Permitted Transferee” means, with respect to (i) the Common Members, (A)(1) prior to the Preferred Payment, the FRBNY, AIGLH, AIG, any Common Member or any Person that is a Wholly-Owned Subsidiary of any Common Member (but only for so long as that Person remains a Wholly-Owned Subsidiary of the transferring Common Member as further provided in the agreement to be bound which shall be executed and delivered by such Permitted Transferee in accordance with Section 8.02 hereof) and (2) the FRBNY as pledgee under the Guarantee and Pledge Agreement dated as of September 22, 2008, as amended on the Closing Date; and (B) following the Preferred Payment, any Affiliate thereof and (ii) the Preferred Members, (A) the U.S. Department of the Treasury or any other department or agency of the U.S. Government; (B) any Entity wholly-owned by such Preferred Member and/or one or more of its Permitted Transferees and established solely to hold the Preferred Interest on behalf of such Preferred Member and/or one or more of its Permitted Transferees; or (C) any trust or similar Entity established on behalf of such Preferred Member and/or one or more of its Permitted Transferees and solely to hold the Preferred Interest on behalf of such Preferred Member and/or one or more of its Permitted Transferees (but only for so long as that Person continues to satisfy the requirements of Section 1.88(ii)(B) or (C) herein, as further provided in the agreement to be bound which shall be executed and delivered by such Permitted Transferee in accordance with Section 8.02 hereof).

     Section 1.93 “Person” means any individual or Entity and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.
     Section 1.94 “PhilAm” means the Philippine American Life and General Insurance Company, a corporation organized under the laws of the Philippines.
     Section 1.95 “Preferred Interest” means the non-voting limited liability company membership interest represented by the Preferred Units owned by a Preferred Member in the Company at any particular time, including the right of such Preferred Member to any and all benefits to which such Preferred Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Preferred Member to comply with all terms and provisions of this Agreement and the Act.
     Section 1.96 “Preferred Member” means each Person admitted to the Company as a Preferred Member whose name is set forth on Schedule I hereto as a Preferred Member with respect to Preferred Units held by such Person, and any other Person admitted as an additional or substitute Preferred Member, so long as such Person remains a Preferred Member.
     Section 1.97 “Preferred Participating Return” has the meaning set forth in Section 5.02(e) hereof.
     Section 1.98 “Preferred Payment” means the distribution to the Preferred Members of the Initial Liquidation Preference plus the aggregate Preferred Returns earned thereon in full.
     Section 1.99 “Preferred Redemption” means the Preferred Payment and the Participation Redemption.
     Section 1.100 “Preferred Return” means a return of five percent (5%) per annum until September 22, 2013, and thereafter nine percent (9%) per annum, in each case, compounded quarterly on the average daily balances of the Liquidation Preference.
     Section 1.101 “Preferred Transfer” has the meaning set forth in the Recitals.
     Section 1.102 “Preferred Units” has the meaning set forth in Section 3.04(a)(i) hereof.
     Section 1.103 “Public Offering” means any public sale of Securities of the Company, HK Co. or any Material Subsidiary (i) in a primary sale in which the Company, HK Co. or such Material Subsidiary is the issuer of such Securities, including without limitation, an Initial Public Offering; or (ii) in a secondary sale in which the Company or any of its Subsidiaries is the selling stockholder.
     Section 1.104 “Purchase Agreement” has the meaning set forth in the Recitals hereof.
     Section 1.105 “Qualifying Event” means (i) any Public Offering, (ii) a liquidation or winding up of the Company or any Material Subsidiary or (iii) a Voluntary Sale; provided, however, that in no event shall any (A) Initial Public Offering, effected by virtue of the exercise by the IPO Demanding Member of the rights set forth in Section 8.04(a), or (B) Sale of the

Company, effected by virtue of the exercise by the Sale Demanding Member of the rights set forth in Section 8.04(b), constitute a Qualifying Event.
     Section 1.106 “Redemption Notice” has the meaning set forth in Section 8.06 hereof.
     Section 1.107 “Regulated Subsidiary” means each subsidiary of AIA that is regulated by a Department. The Regulated Subsidiaries as of the date hereof are set forth on Schedule II.
     Section 1.108 “Regulations” means the Income Tax Regulations promulgated under the Code, as amended.
     Section 1.109 “Regulatory Capital Needs” means, with respect to any Insurance Subsidiary, the amounts required to satisfy any of its existing capital or liquidity needs arising under applicable Law or regulatory requirement, directive or order of any relevant Department.
     Section 1.110 “Sale Demanding Member” has the meaning set forth in Section 8.04(b) hereof.
     Section 1.111 “Sale of the Company” means (i) the sale, merger, consolidation, business combination or similar transaction or related series of transactions (other than an Initial Public Offering) involving the Company or any other Entity owning all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, as a result of which a Person or group of Persons (excluding any existing Members and their Permitted Transferees) own (directly or indirectly) fifty percent (50%) or more of the voting power of the Company (or such other Entity (or the surviving or resulting Entity thereof)) or (ii) the sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.
     Section 1.112 “Sale of the Company Demand” has the meaning set forth in Section 8.04(b) hereof.
     Section 1.113 “Securities” means equity securities of every kind and nature, including stock, warrants, options or options or agreements to acquire any of the foregoing, and other instruments representing equity in any Entity.
     Section 1.114 “Securities Act” means the Securities Act of 1933, as amended from time to time.
     Section 1.115 “Securities Distribution” has the meaning set forth in Section 5.04 hereof.
     Section 1.116 “Securities Lending Management” means any transaction undertaken to manage liquidity of AIA and its Subsidiaries in connection with the existing and ongoing securities lending program up to the amounts disclosed to the FRBNY pursuant to the Purchase Agreement and in the ordinary course of business consistent with past practice or the unwinding of such securities lending program, provided, however, that all amounts owed by AIA and its Subsidiaries under all securities lending facilities pursuant to such securities lending program do not exceed, in the aggregate and at any time, the aggregate amounts outstanding under all such securities lending facilities as of February 28, 2009.

     Section 1.117 “Selling Member” has the meaning set forth in Section 8.05(a) hereof.
     Section 1.118 “Significant Action” has the meaning set forth in Section 4.01(d) hereof.
     Section 1.119 “Significant Action Request Notice” has the meaning set forth in Section 4.01(e) hereof.
     Section 1.120 “Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns more than fifty percent (50%) of the ownership interest (determined by equity or economic interests) in, or the right to appoint a majority of the board of managers or similar governing body of, such other Person; provided, however, that for the sake of clarity, the AIG Credit Facility Trust shall not be a Subsidiary of the FRBNY.
     Section 1.121 “Substituted Member” has the meaning set forth in Section 8.02 hereof.
     Section 1.122 “Swap Contracts” shall have the meaning provided for such term in the Credit Agreement.
     Section 1.123 “Tax Matters Member” has the meaning set forth in Section 7.03 hereof.
     Section 1.124 “Third Party” means a prospective purchaser (other than a Permitted Transferee of the prospective selling Member) of Equity Securities in a bona fide arm’s-length transaction.
     Section 1.125 “Trading Value” means the average closing sales price, rounded to four decimal points, of the Distributed Securities on the primary securities exchange upon which such Distributed Securities are traded (at the time of the Distribution Demand) for the period of the ten consecutive trading days ending on the second full trading day prior to the Distribution Demand.
     Section 1.126 “Transaction Documents” has the meaning set forth in Section 6.6(tt) of the Purchase Agreement.
     Section 1.127 “Transfer” means, with respect to any Interests, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any such Interests or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any such Interests or any participation or interest therein or any agreement or commitment to do any of the foregoing.
     Section 1.128 “Unit Certificates” has the meaning set forth in Section 3.05(a) hereof.
     Section 1.129 “Unit Percentage” means, with respect to each class of Members, a fraction, the numerator of which is the aggregate number of Units of such class held by a Member, and the denominator of which is the aggregate number of all Units of such class of Units then issued and outstanding.

     Section 1.130 “Units” means, collectively, the Preferred Units and the Common Units.
     Section 1.131 “U.S. Department of the Treasury” has the meaning set forth in the Recitals.
     Section 1.132 “Voluntary Sale” means any (i) sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of assets (including equity interest in any Subsidiary) of the Company or any Subsidiary resulting in Net Proceeds to the Company or such Subsidiary of more than $15 million or (ii) any sale, merger, consolidation or other business combination consisting of a Transfer of any Securities of the Company or any Material Subsidiary, in the case of clauses (i) and (ii) above, other than in each case any (A) Initial Public Offering effected by virtue of the exercise by the IPO Demanding Member of the rights set forth in Section 8.04(a) or (B) Sale of the Company effected by virtue of the exercise by the Sale Demanding Member of the rights set forth in Section 8.04(b); provided, however, that the following shall not be deemed a Voluntary Sale: (U) any transaction between AIA and any of its Subsidiaries or between any Subsidiaries of AIA, (V) the managing of investment assets by the Insurance Subsidiaries in the ordinary course of business consistent with past practices, (W) the Insurance Subsidiaries effecting treasury and cash management functions conducted in the ordinary course of business consistent with past practices, (X) Securities Lending Management, (Y) reinsurance or co-insurance arrangements entered into in the ordinary course of business consistent with past practices, and (Z) the creation of any Lien (as defined in the Credit Agreement), permitted under Section 6.01 of the Credit Agreement.
     Section 1.133 “Wholly-Owned Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least ninety-five percent (95%) of both the ownership interest (determined by equity or economic interests) in, and the voting control of, such other Person.
ARTICLE II
ORGANIZATION
     Section 2.01 Formation of Company. The Company has previously been formed pursuant to the Act. The Initial Agreement is hereby amended and restated in its entirety, and the Company is hereby continued. The rights and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.
     Section 2.02 Name. The name of the Company is “                    ”3. The Company Business shall be conducted under such name or under such other names as the Board of Managers may deem appropriate in compliance with applicable Law.
     Section 2.03 Office; Agent for Service of Process. The address of the Company’s registered office in Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the registered agent in Delaware for service of process are The Corporation Trust

[3]	Name is to be determined by the Common Members and the FRBNY prior to the Closing Date.

Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Board of Managers may change the registered office and the registered agent of the Company from time to time. The Company shall maintain a principal place of business and office(s) at such place or places in the United States as the Board of Managers may from time to time designate.
     Section 2.04 Term. The Company commenced on the date of the filing of the Certificate, and the term of the Company shall continue until the dissolution of the Company in accordance with the provisions of Article IX hereof or as otherwise provided by applicable Law.
     Section 2.05 Purpose and Scope.
          (a) The sole and exclusive purpose and business of the Company (the “Company Business”) is to directly or indirectly hold, exercise rights with respect to and dispose of its investments in HK Co.
          (b) The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the Company Business and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board of Managers pursuant to this Agreement, including pursuant to Section 2.06 hereof.
     Section 2.06 Authorized Acts. In furtherance of the Company Business only, but subject to all other provisions of this Agreement including, but not limited to, Section 4.01(d), the Board of Managers, on behalf of the Company, is hereby authorized and empowered:
          (a) To do any and all things and perform any and all acts necessary or incidental to the Company Business;
          (b) To enter into, and take any action under, any contract, agreement or other instrument as the Board of Managers shall determine to be necessary or desirable to further the objects and purposes of the Company, including without limitation contracts or agreements with any Member or prospective Member;
          (c) To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;
          (d) To incur expenses and other obligations on behalf of the Company in accordance with this Agreement;
          (e) To bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;
          (f) To prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;

          (g) To determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company and the allocations provided in Article VI, below; and
          (h) To act for and on behalf of the Company in all matters that the Board of Managers determine to be necessary, convenient or incidental to the conduct of the Company Business.
     Section 2.07 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on December 31st of each calendar year unless, for federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for United States federal income tax purposes and for accounting purposes.
ARTICLE III
CONTRIBUTIONS
     Section 3.01 Initial Capital Contribution. The members have made or caused to be made an initial Capital Contribution (the “Initial Capital Contribution”), as reflected on Schedule I hereto. The Board of Managers shall cause Schedule I to be updated from time to time as necessary to accurately reflect the information required to be included therein by virtue of any developments after the date hereof. Any amendment or revision to Schedule I made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I as amended and in effect from time to time.
     Section 3.02 Additional Capital Contributions; Additional Members.
          (a) No Member shall be required to make any additional Capital Contributions to the Company, except as provided in Section 3.02(c). In addition, no Member shall be permitted to make any additional Capital Contributions to the Company without the prior written consent of the Board of Managers. The Board of Managers, subject to Section 4.01(d) hereof, shall have the authority to issue Units or other equity securities of the Company, including any security or instrument convertible into (or exchangeable or exercisable for) equity securities of the Company (collectively, “Equity Securities”) in such amounts and at a purchase price per Unit or other Equity Security as reasonably determined by the Board of Managers. For the avoidance of doubt, Units or other Equity Securities shall be issued to a Member pursuant to this Section 3.02(a) on the same date in which such Member makes a Capital Contribution to the Company.
          (b) Subject to Section 4.01(d), in the event that the Board of Managers determines to issue additional Equity Securities of the Company for a cash contribution, the Board of Managers may seek new members (each, an “Additional Member”) to provide such cash contribution or any portion thereof, and one or more Additional Members may be admitted into the Company at any time with the written consent of the Board of Managers. The Net Proceeds to the Company from any such issuance of additional Equity Securities, other than pursuant to Section 3.02(c) (each, an “Additional Equity Issuance”), shall be distributed to the Members pursuant to Section 5.02.

          (c) The AIG Member hereby agrees that, at any time and from time to time prior to an Initial Public Offering, if sufficient funds are not available from the proceeds of any Additional Equity Issuance or from AIA or its Subsidiaries to allow the Company or any of its Insurance Subsidiaries to satisfy or comply with any Regulatory Capital Needs, then the AIG Member will provide (or cause to be provided) an amount equal to such deficiency to the Company, in the form of additional Capital Contributions, for contribution by the Company to the relevant Insurance Subsidiary. With respect to each new Capital Contribution made, or caused to be made, by the AIG Member pursuant to this Section 3.02(c), the AIG Member or its designee, as applicable, will receive additional Common Units at a per Common Unit purchase price equal to the per Common Unit value at the closing of the Initial Capital Contribution, and to the extent not previously admitted, any such designee shall be admitted into the Company pursuant to Section 8.02.
     Section 3.03 Interest Payments. No interest shall be paid to any Member on any Capital Contributions (without limiting in any respect the accrual of the Preferred Return on the Liquidation Preference of the Preferred Interests as further set forth herein). All Capital Contributions (other than the Initial Capital Contribution) shall be denominated and payable in U.S. dollars.
     Section 3.04 Ownership and Issuance of Units.
          (a) (i) The Company has issued preferred units (“Preferred Units”) in respect of the Preferred Interest. The Preferred Members own that number of Preferred Units as appears next to their name on Schedule I hereto.
               (ii) The Company has issued common units (“Common Units”) in respect of the Common Interest. The Common Members own that number of Common Units as appears next to their name on the Schedule I hereto.
          (b) Subject to Section 4.01(d) hereof, the Board of Managers may issue an unlimited number of Preferred Units and Common Units.
     Section 3.05 Unit Certificates.
          (a) The Board of Managers shall issue certificates for Units of the Company to each Member (unless such Member waives the certification requirement) and such certificates shall be in such form as approved by the Board of Managers (the “Unit Certificates”). The Unit Certificates shall be signed by one or more of the Managers. Any and all signatures on the Unit Certificates may be a facsimile and may be sealed with the seal of the Company or a facsimile thereof. If any Manager, officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a Unit Certificate has ceased to be such Manager, officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Company with the same effect as if he were such Manager, officer, transfer agent, or registrar at the date of issue. The Unit Certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the Member’s name and the number and type of Units.

          (b) The Managers may direct a new Unit Certificate or Certificates to be issued in place of a Unit Certificate or Certificates theretofore issued by the Company and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Unit Certificate or Certificates representing Units to be lost, stolen, or destroyed. When authorizing such issue of a new Unit Certificate or Certificates the Managers may, in their discretion and as a condition precedent to the issuance thereof, require the applicable Member and holder of such lost, stolen, or destroyed Unit Certificate or Certificates, or its legal representative, to advertise the same in such manner as it shall require or to give the Company a bond with a surety or sureties satisfactory to the Company in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Company in respect of the Unit Certificate or Certificates alleged to have been lost, stolen, or destroyed.
          (c) The Unit Certificates will bear the following legend:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE GOVERNED BY THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [                    ] LLC, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH AGREEMENT AND SUCH ACT OR SUCH LAWS.”
          (d) The Unit Certificates representing Preferred Units will have the following legend (in addition to the legend set forth in Section 3.05(c)).
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE RIGHTS THEREUNDER ARE GOVERNED BY THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [                    ] LLC AND SHALL TERMINATE UPON THE PREFERRED REDEMPTION (AS DEFINED THEREIN)”
     Section 3.06 Termination of Units. Upon the Preferred Redemption, the Preferred Units shall automatically terminate without any further action necessary on behalf of the Company or the Preferred Members and the Preferred Members shall return the Preferred Unit Certificates to the Company for cancellation. Effective upon the Preferred Redemption, the Preferred Units shall have no rights as a Member, economic or otherwise, under this Agreement including, without limitation, any right to distributions under Sections 5.02 and 9.03(c) or otherwise.
     Section 3.07 Voting Rights. Except as otherwise provided in the Act, in Section 4.01(d) or as otherwise provided herein, Preferred Members shall not be entitled to any vote or consent right in respect of their Preferred Units with respect to any matters of the Company. All Common Members shall be entitled to one vote for each Common Unit held by such Common Member.
     Section 3.08 Withdrawals. Except as explicitly provided elsewhere herein, no Member shall have any right (a) to withdraw as a Member from the Company, (b) to withdraw from the

Company all or any part of such Member’s Capital Contributions, (c) to receive any property or cash in return for such Member’s Capital Contributions or in respect of distributions to the Preferred Members in accordance with Article V other than pursuant to Section 5.04 or (d) to receive any distribution from the Company, except in accordance with Article V and Article IX hereof.
     Section 3.09 Liability of the Members Generally. Except as explicitly provided elsewhere herein or in the Act, no Member shall be liable for any debts, liabilities, contracts or obligations of the Company whatsoever. Without in any way limiting Section 4.01(a)(viii), no Member shall have any fiduciary duty to the Company or any other Member. Each of the Members acknowledges that its Capital Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable Law.
ARTICLE IV
MANAGEMENT
     Section 4.01 Management and Control of the Company.
          (a) (i) The Members have established the Company as a “managers-managed” limited liability company and have agreed to initially designate a board of managers (the “Board of Managers”) of three Persons to manage the Company and its business and affairs. Each of the Persons appointed to the Board of Managers is referred to herein as a “Manager.” The Managers shall be designated solely by a Majority in Interest of the Common Members.
               (ii) The Board of Managers shall initially be comprised of the individuals set forth on Schedule IV attached hereto. Any amendment or revision to Schedule IV made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule IV shall be deemed to be a reference to Schedule IV as amended and in effect from time to time.
               (iii) The Board of Managers shall have the exclusive right to manage and control the Company, subject to the Act and any provisions herein requiring the approval of certain Members including Sections 4.01(d) and 8.04 hereof. Except as otherwise specifically provided herein, the Board of Managers shall have the right to perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company, as specified in Sections 2.05 and 2.06 hereof, and each Manager shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in and under the Act; and each Manager shall be a “manager” for purposes of the Act; provided, however, that no individual Manager shall have the authority to act for or bind the Company without the requisite consent of the Board of Managers.
               (iv) Unless expressly provided to the contrary in this Agreement, any action, consent, approval, election, decision or determination to be made by the Board of Managers under or in connection with this Agreement (including any act by the Board of Managers within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company), shall be in the sole and absolute discretion of the Board of Managers.

               (v) Meetings of the Board of Managers shall be held not less than quarterly. All quarterly and other meetings of the Board of Managers shall be held in the continental United States or telephonically. All quarterly and other meetings of the Board of Managers shall be held when called by any Manager, upon not less than five business days’ advance written notice to the other Managers and the Observers. Attendance at any meeting of the Board of Managers shall constitute waiver of notice of such meeting. Additionally, a waiver of such notice in writing signed by any Manager or Observer entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. The quorum for a meeting of the Board of Managers shall be a majority of the Managers. Managers may participate in any meeting of the Board of Managers by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. All action taken by the Board of Managers shall be by a vote of a simple majority of the Managers present at a meeting thereof in person or by telephone. Except as expressly provided in this Section 4.01(a), the Board of Managers shall conduct its business in such manner and by such procedures as a majority of its members deem appropriate.
               (vi) The Board of Managers may also take action without any meeting of the Managers by written consent of a simple majority of the Managers setting forth the action to be approved.
               (vii) The Board of Managers may create and maintain customary committees, including an executive committee, an audit committee and a compensation committee.
               (viii) To the fullest extent permitted by applicable Law, including, without limitation, Section 18-1101(c) of the Act, and notwithstanding any provision at law or in equity to the contrary, in conducting the affairs of the Company, the Managers and the Board of Managers shall take into account the interests of (and shall owe fiduciary duties, including the duties of care, loyalty, candor and good faith, to) the Company and shall not owe any fiduciary duties to the Members directly, to creditors or to any other constituency, provided, however, that actions pursuant to each of Section 5.04, Section 5.05(a), Section 8.04 and Section 8.05 hereof shall be excluded from this Section 4.01(a)(viii).
          (b) Except as provided in Sections 4.01(d), 8.04 or 8.05 hereof, no Member, in its capacity as such, shall participate in or have any say or control whatsoever over the Company Business. Each such Member hereby consents to the exercise by the Board of Managers of the powers conferred upon the Board of Managers by this Agreement. Except as provided in Sections 4.01(d), 5.04, 8.04 or 8.05 hereof, the Members, in their capacities as such, shall not participate in the management, direction or operation of the activities or affairs of the Company and shall not have any authority or right, in their capacities as Members of the Company, to act for or bind the Company.
          (c) The Board of Managers is authorized to appoint any person as an officer of the Company who shall have such powers, subject to Section 4.01(d), and perform such duties incident to such person’s office as may from time to time be conferred upon or assigned to it by the Board of Managers and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Any appointment pursuant to this

Section 4.01(c) may be revoked at any time by the Board of Managers. In addition, the Board of Managers is authorized to employ, engage and dismiss, on behalf of the Company, any Person, including an Affiliate of any Member, to perform services for, or furnish goods to, the Company. Unless the Board of Managers states otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The initial officers of the Company shall be as follows4:

Name	Title
[•]	President
[•]	Secretary and Treasurer
          (d) Notwithstanding Section 4.01(a) hereof, for so long as the Consent Holder shall own any Preferred Interests and until the Preferred Payment shall have occurred, the Company shall not, and shall not permit any of the Material Subsidiaries and/or Subsidiaries (as specified below) to, take any Significant Action without obtaining the prior written consent of the Consent Holder (after the Closing, in accordance with Section 4.01(e) hereof); provided, however, that nothing in this Section 4.01(d) will prohibit the Company or any Subsidiary (i) from taking any of the actions set forth on Schedule V; (ii) from complying with any (A) applicable Law or (B) regulatory requirement, directive or order of any relevant Department; or (iii) from taking any Significant Action if, as a result thereof, the entire Liquidation Preference will be distributed to the holders of the Preferred Units. “Significant Action” means any of the following:
               (i) any amendment or waiver of any provisions of the Certificate, this Agreement, or other similar organizational or constitutive documents of the Company or any of the Material Subsidiaries (in each case, whether by merger or otherwise) in a manner that adversely affects, in any material respect, any right of the Preferred Interests;
               (ii) any authorization or issuance (A) by the Company of any Preferred Units or other Equity Securities, in each case with rights to distributions or on liquidation that are in either case pari passu with or senior to the Preferred Units or (B) of any Securities of any Material Subsidiary that are senior in priority (whether with respect to distributions or on liquidation) to the common or ordinary equity Securities of such Entity (or any Securities of any such Material Subsidiary that are convertible into or exercisable or exchangeable for any such senior or priority Securities);
               (iii) any merger involving the Company or any sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, in one or a series of related transactions, (whether by merger, consolidation or other business combination);

[4]	To be provided by AIG prior to the Closing Date.

               (iv) any recapitalization, reorganization, reclassification, spin-off or combination of any Equity Securities or the Securities of any Material Subsidiary;
               (v) any sale, transfer, pledge or other disposition (whether by merger, purchase of stock or assets or otherwise), in one or a series of related transactions, of any assets, business or operations (A) representing ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries determined as of the date of such sale, transfer, pledge or disposition or (B) generating ten percent (10%) or more of the consolidated revenues of the Company and its Subsidiaries determined as of the date of such sale, transfer, pledge or disposition; provided, however, that the foregoing shall not apply to (V) Securities Lending Management, (W) any transaction among AIA and any of its Subsidiaries or among any Subsidiaries of AIA, (X) the managing of investment assets and the effecting of treasury and cash management functions by the Regulated Subsidiaries, in each case, conducted in the ordinary course of business consistent with past practices, (Y) reinsurance or co-insurance arrangements entered into in the ordinary course of business consistent with past practices, and (Z) the creation of any Lien (as defined in the Credit Agreement) permitted under Section 6.01 of the Credit Agreement;
               (vi) any acquisition of assets by the Company or any of its Subsidiaries (whether by merger, purchase of stock or assets or otherwise), in one or a series of related transactions, (A) with an aggregate purchase price equal or greater than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries as of the date of such acquisition or (B) generating ten percent (10%) or more of the consolidated revenues of the Company and its Subsidiaries as of the date of such acquisitions; provided, however, that the foregoing shall not apply to (V) Securities Lending Management, (W) any transaction among AIA and any of its Subsidiaries or among any Subsidiaries of AIA, (X) the managing of investment assets and the effecting of treasury and cash management functions by the Regulated Subsidiaries, in each case, conducted in the ordinary course of business consistent with past practices, and (Y) reinsurance or co-insurance arrangements entered into in the ordinary course of business consistent with past practices;
               (vii) any (A) Public Offering or (B) sale of Securities of the Company, HK Co., any Entity owning all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or any Entity formed solely for the purpose of owning all the Interests, or any of their respective Material Subsidiaries other than, in the case of clause (B), any sale or issuance of Common Units to the AIG Member pursuant to Section 3.02(a) or (c);
               (viii) the declaration or payment of dividends or making of distributions on or in respect of any Securities (A) by the Company, including any distributions pursuant to Article V hereof (other than distributions pursuant to Section 5.05 or distributions to the Preferred Members with respect to their Preferred Units) or (B) by any Subsidiary, other than on a pro rata basis to the equity owners thereof;
               (ix) the redemption or repurchase of (A) any of the Company’s outstanding Equity Securities which have rights to distributions which are junior to the rights of the Preferred Units or (B) any Securities of any Material Subsidiary that are owned by any Person, other than AIA or any Wholly Owned Subsidiary of AIA;

               (x) entering into or modifying any contract or other transaction or arrangement with any Member or other Affiliate of the Company which is an Entity and which requires the payment to or from such Member or other Affiliate of the Company in excess of $10 million per annum, provided, however, that the foregoing shall not apply to (i) any such action taken in ordinary course of business consistent with past practice and on arm’s-length terms, (ii) any transaction permitted under Section 4.01(d)(xiii)(Y) or (iii) any transaction between AIA and any of its Subsidiaries or between any Subsidiaries of AIA;
               (xi) undertaking a voluntary liquidation or dissolution of the Company, filing for or consenting to the filing of Bankruptcy, or taking any other legal action evidencing insolvency with respect to the Company, or causing or permitting any of the Material Subsidiaries to do any of the foregoing;
               (xii) entering into any agreement, indenture or other instrument which contains provisions that would restrict (A) the Company’s ability to declare, pay or make dividends or distributions to the Preferred Members with respect to their Preferred Units or (B) any Material Subsidiary’s ability to declare, pay or make dividends or distributions with respect to any of its Securities, other than agreements or undertakings that may be entered into by any Insurance Subsidiary in the ordinary course of business or as required by any Law, regulation, directive or order applicable to any such Insurance Subsidiary, and provided, however, that, solely in the case of (B), the foregoing shall not apply to any agreement, indenture or other instrument entered into in connection with a transaction that is permitted pursuant to Section 4.01(d)(xiii) hereof; or
               (xiii) (A) incurring or suffering to exist any Indebtedness at or by the Company or HK Co., other than the HK Note B, or (B) incurring any consolidated Indebtedness of the Company by its Subsidiaries (excluding HK Co. for this purpose) having an outstanding principal amount in excess of $500,000,000 in the aggregate for all such Subsidiaries of the Company or guaranteeing any such Indebtedness, provided, however, that (U) any refinancing (including any extension, renewal or exchange) of existing Indebtedness shall be permitted, so long as the principal amount of the existing Indebtedness being refinanced is equal to or more than the amount of any such new Indebtedness being incurred without regard to any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (V) borrowing by AIA or any of its Subsidiaries under currently available lines of credit shall be permitted, (W) intercompany loans, guarantees or advances made by AIA to any of its Subsidiaries or made by any of its Subsidiaries to AIA or any other AIA Subsidiary shall be permitted, (X) Securities Lending Management shall be permitted, (Y) Indebtedness incurred in connection with the transfer to AIA or any of its Subsidiaries of pension obligations relating to any employee of any such Entity or its Subsidiaries in an aggregate amount not to exceed $20,000,000 shall be permitted and (Z) other Indebtedness incurred or assumed in connection with any transactions permitted pursuant to Section 4.01(d)(v)(X) or (Y) or any of Sections 4.01(d)(vi)(A), (B), (X) or (Y) shall be permitted.
     Each of the Members and the Company hereby agrees and acknowledges that the provisions set forth in this Section 4.01(d) are necessary and appropriate to protect the rights and preferences attached to the Preferred Interests.

          (e) After the Closing, in the event the Company is required to obtain the written consent of the FRBNY Member with respect to any proposed Significant Action pursuant to Section 4.01(d) hereof, the Company shall deliver to the FRBNY Member, as set forth in Section 10.01 hereof, or any other individual as may be specified by the FRBNY Member as replacing him or her (either such individual set forth in Section 10.01 hereof or any subsequent replacement thereof, the “Consent Request Contact”) a written request for consent (a “Significant Action Request Notice”), setting forth sufficient detail regarding the facts and circumstances of such proposed Significant Action (including all financial and background information) to enable the FRBNY Member to make a reasonably informed decision with respect to such request for consent. The FRBNY Member shall only have been deemed to have provided its written consent to any Significant Action for purposes of Section 4.01(d) hereof if the Consent Request Contact has delivered to the Company a copy of the Significant Action Request Notice with respect to such Significant Action which has been countersigned by the Consent Request Contact on behalf of the FRBNY Member. The FRBNY Member agrees to use reasonable efforts to cause a decision as to whether or not to grant its consent to any proposed Significant Action to be made within 30 calendar days after delivery of a conforming Significant Action Request Notice with respect thereto to the Consent Request Contact, but the failure to act within such time period shall not in any way affect the FRBNY Member’s rights under Section 4.01(d) or any party’s other rights or obligations under this Agreement. The parties hereto agree that any consent granted with respect any Significant Action in accordance with this Section 4.01(e) shall be deemed to have been provided for all other purposes for which the consent of the FRBNY Member may be required with respect to such Significant Action under this Agreement or the Credit Agreement. Except as expressly set forth in this Agreement or any other Transaction Document, the rights and obligations of the parties hereto and thereto shall be without prejudice to the rights and obligations of the FRBNY and AIG under the Credit Agreement.
     Section 4.02 Actions by the Board of Managers. Except as may be expressly limited by the provisions of this Agreement, including, without limitation, Sections 4.01(a)(iii), 4.01(a)(vi), 4.01(a)(vii) and 4.01(d) hereof, each Manager is specifically authorized to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and matters approved by the Board of Managers with respect to the Company.
     Section 4.03 Expenses. The AIG Member shall pay for any and all expenses, costs and liabilities incurred by the Company in the conduct of the Company Business in accordance with the provisions hereof (collectively, “Company Expenses”), including by way of example and not limitation:
          (a) all routine administrative and overhead expenses of the Company, including fees of auditors, attorneys and other professionals, expenses incurred by the Tax Matters Member in such capacity and expenses associated with the maintenance of books and records of the Company and communications with Members;
          (b) all expenses incurred in connection with any litigation involving the Company and the amount of any judgment or settlement paid in connection therewith;

          (c) all expenses for indemnity or contribution payable by the Company to any Person, whether payable under this Agreement or otherwise and whether payable in connection with any litigation involving the Company or otherwise; and
          (d) all expenses incurred in connection with the dissolution and liquidation of the Company.
     Section 4.04 Exculpation.
          (a) Subject to applicable Law, no Indemnified Party shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them in good faith (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by any Manager, Common Member, Preferred Member, Tax Matters Member and each of their respective Affiliates, officers, directors, employees, shareholders, partners, managers and members and each officer of the Company (each, an “Indemnified Party”) (each of which shall be a third party beneficiary of this Agreement for purposes of this Section 4.04) purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.
          (b) No Indemnified Party acting under this Agreement shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.
     Section 4.05 Indemnification.
          (a) To the fullest extent permitted by applicable Law, the AIG Member shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against any Indemnified Party (each of which shall be a third party beneficiary of this Agreement for purposes of this Section 4.05), from and against any loss or damage incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith (including, without limitation, any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company Business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct. For purposes of Sections 4.04 and 4.05, the term “Indemnified Party” shall not include the AIG Member in its capacity as the indemnifying party pursuant to this Section 4.05.
          (b) The satisfaction of any indemnification obligation pursuant to Section 4.05(a) hereof shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its Managers, officers or employees are entitled to indemnification) and no Member, in such capacity, shall be subject to personal liability therefor.
          (c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the AIG Member prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.
          (d) The AIG Member shall purchase and maintain customary director and officer insurance on behalf of all officers of the Company, Managers and other Indemnified Parties against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities.
     Section 4.06 Notice of Rights. The rights conferred upon the Indemnified Parties in Sections 4.04 and 4.05 hereof shall be contract rights that vest upon the occurrence or the alleged occurrence of any act or omission giving rise to any proceeding or threatened proceeding and such rights shall continue as to an Indemnified Party who has ceased to be a manager or officer and shall inure to the benefit of the Indemnified Party’s heirs, executors and administrators. Any amendment, repeal or alteration of Section 4.04 or 4.05 hereof that adversely affects any right of an Indemnified Party or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
     Section 4.07 Rights to Appoint Board Observers. Prior to the Preferred Payment, and so long as the Consent Holder holds any Preferred Units, the Consent Holder shall have the right to appoint two individuals to attend meetings of the Board of Managers (and any committees thereof); whether such meeting is conducted in person or by teleconference, as non-voting observers (the “Observers”). The Observers shall be entitled to receive not less than five business days’ advance written notice of all such meetings of the Board of Managers (and any committees thereof) and to obtain copies of all materials provided to the Board of Managers (and any committees thereof); provided however, that such Observers will be asked to leave all or a portion of a meeting of the Board of Managers if attendance at such meeting or portion thereof would in the reasonable judgment of the Company’s counsel, adversely affect the attorney-client privilege between the Company and its counsel. The Company shall pay all reasonable out-of-pocket expenses incurred by each such Observer in connection with attending regular and special meetings of the Board of Managers (and any committees thereof).
     Section 4.08 Compliance with Laws. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain a written program approved by the chief compliance officer of AIG and which is reasonably designed to ensure compliance with applicable Laws which is at least as effective as the legal compliance program currently maintained by the AIG Member and which otherwise conforms to the maximum extent practicable with best practices within the global insurance industry. Any such program will conform to all current and future AIG compliance, human resource, information technology, legal, audit and other existing or future programs, policies and/or procedures.

ARTICLE V
DISTRIBUTIONS
     Section 5.01 Distributions Generally. Subject to Sections 4.01(d) and 5.02 hereof, the Company may declare and make distributions to the Members, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Board of Managers, out of funds of the Company legally available therefor, payable on such payment dates to Members on such record dates as shall be determined by the Board of Managers. Other than as specifically set forth in this Article V, all determinations made pursuant to this Article V shall be made by the Board of Managers in its sole discretion. To the extent that the Board of Managers determines that any distributions shall be made to the Members, such distributions shall only be made in accordance with the provisions of this Article V and Section 4.01(d) hereof.
     Section 5.02 Distributions. Other than distributions pursuant to Sections 5.04 and 5.05, any distributions to the Members shall be distributed as follows:
          (a) first, one hundred percent (100%) to the Preferred Members, pro-rata in accordance with their Preferred Units, until they have received in the aggregate, an amount equal to the Preferred Return for the then current quarter;
          (b) second, one hundred percent (100%) to the Preferred Members, pro rata in accordance with their Preferred Units, until they have received in the aggregate under this Section 5.02(b), an amount equal to one percent (1%) of the aggregate Net Income (reduced by any Net Losses) of the Company for all Fiscal Years prior to the Preferred Payment;
          (c) third, one hundred percent (100%) to the Preferred Members, pro-rata in accordance with their Preferred Units, until they have received in the aggregate under this Section 5.02(c), an amount equal to the Liquidation Preference;
          (d) fourth, one hundred percent (100%) to the Common Members pro-rata in accordance with their Common Units, until they have received in the aggregate, together with the aggregate distributions pursuant to Section 5.05, an amount equal to the sum of (i) $9 billion, (ii) 99 multiplied by the amount of all distributions made under Section 5.02(b), and (iii) the amount of any Capital Contributions (other than the Initial Capital Contribution) made by the Common Members from time to time; and
          (e) fifth, ninety-nine percent (99%) to the Common Members pro-rata in accordance with their Common Units, and one percent (1%) to the Preferred Members, pro-rata in accordance with their Preferred Units (such one percent (1%), the “Preferred Participating Return”);
provided however that if the Preferred Members or any of their Affiliates Control (or have the right to obtain Control of) the Company or the AIG Member, the Company may not make any distributions pursuant to this Section 5.02 or otherwise.
     Section 5.03 Mandatory Distributions. In connection with any Qualifying Event, the Company shall be required to distribute the Net Proceeds of such Qualifying Event to the

Members in accordance with Section 5.02; provided, however, that (i) if the Preferred Members or any of their Affiliates Control (or have the right to obtain Control of) the Company or the AIG Member, the Company shall not be required to distribute any Net Proceeds of such Qualifying Event and (ii) if the Qualifying Event itself was required by applicable Law, the Company shall not be required to distribute any Net Proceeds of such Qualifying Event unless the Board of Managers shall have made a determination (as evidenced by a resolution of the Board of Managers) that such Qualifying Event was in the best interest of the Company. For the avoidance of doubt, a Qualifying Event shall not have been required by applicable Law where the Company or the relevant Subsidiary has more than one option not prohibited under this Agreement or by applicable Law (at least one of which is within the control of the Company or the relevant Subsidiary, as applicable) for complying with a requirement under applicable Law (e.g., a requirement to increase capital) and has made a voluntary determination to proceed with the option that has resulted in the Qualifying Event.
     Section 5.04 Demand Distribution of Securities.
          (a) At any time prior to the Preferred Payment and from time to time following the expiration of any lock-up period for an Initial Public Offering agreed between the Preferred Members and the underwriters of any Initial Public Offering (but in no event more than 180 days after the consummation thereof), and subject to any additional time and volume limitations that the Members may agree to pursuant to Section 11.14(a) (which such time and volume limitations shall, at any time during the Initial Period that the FRBNY Member holds Preferred Units, be subject to prior consultation with, and during the 12-month period following the date of this Agreement, as long as the FRBNY Member holds Preferred Units, the prior concurrence of, the AIG Credit Facility Trust), (A) with respect to the FRBNY Member, for as long as the FRBNY Member owns any Preferred Units, the FRBNY Member shall, at any time (i) during the Initial Period, upon prior consultation with, and during the 12-month period following the date of this Agreement the prior concurrence of, the AIG Credit Facility Trust, be entitled to make a Distribution Demand and (ii) following the Initial Period, in its sole discretion be entitled to make a Distribution Demand; and (B) with respect to the Majority Preferred Members, (i) during the Initial Period, will not be entitled to make a Distribution Demand, and (ii) following the Initial Period, shall, in their sole discretion, be entitled to make a Distribution Demand (each of the FRBNY Member with respect to Section 5.04(a)(A) and the Majority Preferred Members with respect to Section 5.04(a)(B), a “Distribution Demanding Member”).
          (b) For purposes of this Section 5.04, a “Distribution Demand” means that the Distribution Demanding Member may require the Company (and if applicable, require the Company to cause any Affiliate of the Company which owns the common equity of the Entity subject to the Initial Public Offering to make a distribution of the Distributed Securities to the Company), by submitting a demand therefor, to make a distribution (the “Securities Distribution”) to the Distribution Demanding Member, pro-rata in accordance with their Preferred Units, of Securities (“Distributed Securities”) of the Entity subject to the Initial Public Offering held by the Company (or any Affiliate of the Company which owns the common equity of the Entity subject to the Initial Public Offering) with an aggregate Trading Value not to exceed the then current aggregate Liquidation Preference applicable to the Preferred Units held by the Distribution Demanding Member, as applicable; provided, however, that the Liquidation Preference shall be reduced by the Trading Value of any Distributed Securities distributed to the

Distribution Demanding Member. The Securities Distribution shall be made by the Company concurrently with and as a condition precedent to the closing of a sale by the Distribution Demanding Member of the Distributed Securities (which sale would be subject to any restrictions or lock-up periods they may be subject to at such time or otherwise having been agreed to by the Preferred Members pursuant to Section 11.14 or otherwise); and provided, further, that, without in any way limiting the Company’s obligations hereunder to effect the Securities Distribution, if the Preferred Members or any of their Affiliates Control (or have the right to obtain Control of) the Company or the AIG Member, the Company shall not be permitted to purchase any Distributed Securities from the Preferred Members.
          (c) In connection with any such Securities Distribution, the total number of Preferred Units held by the Distribution Demanding Member shall be adjusted to reflect the reduction in the Liquidation Preference as a result of the Securities Distribution.
     Section 5.05 Ordinary Course Distributions.
          (a) The Board of Managers shall cause the Company to distribute to the Common Members, out of funds legally available for distribution, pro-rata in accordance with their Common Units and not later than 90 days following the end of each Fiscal Year, an aggregate amount determined by a Majority in Interest of the Common Members, not to exceed $200 million.
          (b) Any amount distributed to a Common Member pursuant to this Section 5.05 will be deemed to be an advance distribution of amounts otherwise distributable to such Common Member pursuant to Section 5.02(d).
     Section 5.06 Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board of Managers on behalf of the Company, shall not make a distribution to any Member if such distribution would violate the Act or other applicable Law.
ARTICLE VI
ALLOCATIONS
     Section 6.01 General Application. The rules set forth below in this Article VI shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 6.03 hereof shall be made immediately prior to the general allocations of Section 6.02 hereof.
     Section 6.02 General Allocations.
          (a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Fiscal Year, shall be allocated among the Persons who were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:
               (i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (x) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 9.03 over
               (ii) the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 6.02(a)(i).
          (b) Loss Limitation. Notwithstanding anything to the contrary in this Section 6.02, the amount of items of Company expense and loss allocated pursuant to this Section 6.02 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.02(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their respective Units Percentages.
          (c) No Deficit Restoration Obligation. Except as otherwise expressly provided in this Agreement, at no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
     Section 6.03 Special Allocations. The following special allocations shall be made in the following order:
          (a) Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VI, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.
          (b) Qualified Income Offset. Subject to Section 6.03(a), but notwithstanding any other provision of this Article VI, items of income and gain shall be specially allocated to the

Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).
          (c) Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.03(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if this Section 6.03(c) were not in this Agreement.
          (d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.
          (e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated among the Common Members in accordance with their Unit Percentages.
The allocations pursuant to Sections 6.03(b) and 6.03(c) shall be comprised of a proportionate share of each of the Company’s items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 6.03 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) of the definitions of Net Income and Net Loss.
     Section 6.04 Allocation of Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section 6.03(e).
     Section 6.05 Tax Allocations; Other Allocation Rules.
          (a) Tax Allocations. Tax allocations for each Fiscal Year or other accounting period of the Company shall be made consistent with the allocations made pursuant to Sections 6.02 and 6.03 for such year or period, except that, solely for tax purposes, items of income, expense, gain and loss with respect to Company assets reflected hereunder in the Members’ Capital Accounts and on the books of the Company at Gross Asset Values that differ from the Company’s adjusted tax basis in such assets shall be allocated among the Members so as to take account of those differences in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations promulgated thereunder. The Company shall, at the discretion of the Board of Managers, make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations Section 1.704-3), including (i) “curative” allocations which offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Regulations Section 1.704-

3(c)(3)(ii)); and (ii) “curative” allocations from dispositions of contributed property (within the meaning of Regulations Section 1.704-3(c)(3)(iii)(B)).
          (b) Credits. All tax credits of the Company for a Fiscal Year or other accounting period (or portion thereof, if appropriate) shall be allocated among the Members in a manner determined by the Board of Managers, consistent with applicable Law.
ARTICLE VII
ACCOUNTING AND TAX MATTERS
     Section 7.01 Books and Records; Reports. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Subject to reasonable confidentiality restrictions established by the Board of Managers (including as set forth in Section 18-305(c) of the Act), each Member and its respective agents and representatives shall be afforded access to the Company’s books and records applicable to such Member for any proper purpose (as determined by the Board of Managers in its reasonable discretion), at any reasonable time during regular business hours upon reasonable written notice to the Board of Managers.
     Section 7.02 Tax Returns. The Board of Managers, at the expense of the Company, shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code or any other applicable Law. Within 90 days after the end of each Fiscal Year or as soon as otherwise practicable, the Board of Managers will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, information with respect to the Company as may be necessary for the preparation of such Person’s income tax returns for such Fiscal Year, including without limitation, such Person’s Schedule K-1.
     Section 7.03 Tax Matters Member. The AIG Member is hereby designated the “Tax Matters Member” and shall serve as the tax matters partner (as defined in Code Section 6231) and is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member (other than the FRBNY Member) agrees that any decisions made and action taken by the Tax Matters Member, including without limitations, in connection with audits of the Company and whether or not to settle or contest any tax matters, shall be binding upon the Company and such Members (other than the FRBNY Member) and each such Member (other than the FRBNY Member) further agrees that such Member (other than the FRBNY Member) shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Tax Matters Member, which authorization may not be unreasonably withheld by Tax Matters Member. If any state or local tax Law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by applicable Law. The AIG Member shall pay, and indemnify the Tax Matters Member against, any and all expenses incurred by the Tax Matters Member in such capacity. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs. In furtherance of the foregoing, in the event the Company is not subject to the consolidated audit rules of Code Sections 6221 through 6234 during any taxable year, the Members hereby agree to sign an election pursuant to Code Section 6231(a)(1)(B)(ii) to be filed with the Company’s federal income tax return for such taxable year to have such consolidated audit rules apply to the Company.
     Section 7.04 Accounting Methods; Elections. The Board of Managers shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and, subject to Section 7.05 below, shall make any and all elections under the tax Laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns; provided, however, that the Tax Matters Member shall determine, in its reasonable discretion, all calculations and allocations with respect to any adjustment under Sections 734(b) and 743(b) of the Code. The Board of Managers shall not take any tax position, make or change any tax election or otherwise take any action in connection with the Company’s tax matters that could reasonably be expected to be materially adverse to any Preferred Member (including, without limitation, any material reduction of such Preferred Member’s return on its Preferred Interest) without the consent of such Preferred Member which consent shall not be unreasonably withheld, delayed or conditioned.
     Section 7.05 Partnership Status. The Members intend to treat, and the Company shall take no position inconsistent with treating, the Company as a partnership for United States federal, state and local income and franchise tax purposes prior to an Initial Public Offering of the Company. The Company shall not file any election pursuant to Regulation Section 301.7701-3(c) to be treated as an entity other than a partnership prior to any Initial Public Offering of the Company. The Company shall not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code.
     Section 7.06 Tax Treatment of the Transactions. All capitalized terms in this Section 7.06 not defined in this Agreement shall have the definitions assigned to them in the Purchase Agreement. It is the intention of the parties that, for U.S. federal income tax purposes, (a) on the transfer by AIG of beneficial ownership of the PhilAm shares to AIA, AIA shall become the owner of such equity interests and the transitory existence of the AIA Note will be disregarded; (b) the following transactions shall be treated as occurring when the Company and HK Co are disregarded under Treasury Regulation Section 301.7701-2(c)(2) as separate entities from AIRCO: (1) the transfer by AIRCO of the AIA equity interests to the Company in return for the HK Note A; (2) the issuance of the Preferred Units to AIRCO in return for the HK Note A; and (3) the issuance by HK Co to the Company of stock of HK Co and the HK Note B in return for the HK Note A; (c) as a result, each of the transactions described in clause (b) hereof shall be disregarded, including, for the avoidance of doubt, the transitory existence of the HK Note A; (d) the election under Treasury Regulation Section 301.7701-3(c) to treat HK Co as a corporation shall be treated as the transfer by AIRCO of the AIA equity interests to HK Co in return for all the HK Co stock and the HK Note B; (e) immediately before the election described in clause (d) hereof, the Purchase Agreement shall constitute a binding contract pursuant to which the sale described in clause (f) hereof shall occur; (f) the sale of the Preferred Units to the FRBNY in return for the Consideration (as defined in the Purchase Agreement) shall be treated as (1) the transfer by AIRCO to the FRBNY of undivided interests in the stock of HK Co and the HK Note B in return for the Consideration, followed by (2) the contribution by the FRBNY and AIRCO of their respective interests in the stock of HK Co and the HK Note B to the Company, which, as of the time of such contribution, shall be treated as a partnership, in return for the Units; and (g) the transfer, via dividend, of the Consideration to AIGLH, which is (and, as of the time of such transfer, shall continue to be) disregarded as a separate entity from AIG under Treasury Regulation Section 301.7701-2(c)(2), shall be treated as (1) the transfer of the Consideration, to the extent of the fair market value of the PhilAm equity interests, to AIG in return for such PhilAm equity interests, and (2) except to the foregoing extent, a distribution described in Code Section 301 to AIG. The terms of this Agreement and the Purchase Agreement shall be interpreted consistently with this intention, and the parties hereto agree not to take any position for U.S. federal income tax purposes (in a filing or otherwise) contrary to this intention.
     Section 7.07 Confidentiality; Access to Information.
          (a) Each Preferred Member (other than the FRBNY which is bound by that certain Nondisclosure Agreement by and among AIG and the FRBNY and dated as of September 25, 2008 (the “Nondisclosure Agreement”) or any Permitted Transferee of the FRBNY) and any Observers who executed a joinder to the Nondisclosure Agreement or who are otherwise bound thereto), and any Observer not otherwise bound by the Nondisclosure Agreement, agrees to keep confidential, and not to disclose to any Person, any matter relating to the Company or any of its Affiliates, or their respective affairs (other than disclosure to such Preferred Member’s advisors responsible for matters relating to the Company and who reasonably need to know such information in order to perform such responsibilities (each such Person being hereinafter referred to as an “Authorized Representative”)); provided, however, that, such Preferred Member or any of its Authorized Representatives may make such disclosure, subject to applicable Law, to the extent that (i) the information being disclosed is in connection with such Preferred Member’s tax returns or concerns the tax structure or tax treatment of the Company or its transactions, (ii) such disclosure is to any officer, director, shareholder or partner of such Preferred Member, (iii) the information being disclosed is otherwise generally available to the public, (iv) such disclosure is requested by any governmental body, agency, official or authority having jurisdiction over such Preferred Member, (v) such disclosure, based upon the advice of legal counsel of such Preferred Member or Authorized Representative, is otherwise required by applicable Law or statute or (vi) such disclosure is made to any Permitted Transferee or Third Party in connection with any proposed Transfer of Securities, which Permitted Transferee or Third Party is subject to a confidentiality agreement for the benefit of the Company with terms no less protective than this Section 7.07(a). Prior to making any disclosure described in clause (iv) or (v) of this Section 7.07(a), a Preferred Member (other than the FRBNY or any Permitted Transferee thereof) shall notify the Board of Managers of such disclosure and of such advice of counsel. Each Preferred Member (other than the FRBNY or any Permitted Transferee thereof) shall use all reasonable efforts to cause each of its Authorized Representatives to comply with the obligations of such Preferred Member under this Section 7.07(a). In connection with any disclosure described in clauses (iv) or (v) above, the disclosing Preferred Member shall cooperate with the Company in seeking any protective order or other appropriate arrangement as the Board of Managers may request.

          (b) Each of the AIG Member, AIRCO and the Company hereby agrees to provide, or cause to be provided, to the Comptroller General of the United States (the “Comptroller General”), upon request, access to information, data, schedules, books, accounts, financial records, reports, files, electronic communications, or other papers, things or property that relate to assistance provided by the FRBNY pursuant to any action taken by the Board of Governors of the Federal Reserve System (the “Board of Governors”) under section 13(3) of the Federal Reserve Act (12 U.S.C. § 343), to the extent required by, and in accordance with the provisions of, 31 U.S.C. § 714(d)(3) (as added by section 801 of the Helping Families Save Their Homes Act of 2009, Pub. L. No. 111-22 (the “Helping Families Act”)). The parties hereby acknowledge that the Helping Families Act provides that, subject to certain exceptions enumerated in 31 U.S.C. § 714(c)(4) (as amended), an officer or an employee of the U.S. Government Accountability Office (the “GAO”) (including the Comptroller General) may not disclose to any person outside the GAO information obtained in audits or examinations conducted under 31 U.S.C. § 714(e) (as amended) and maintained as confidential by the Board of Governors or a Federal reserve bank (including the FRBNY). The FRBNY hereby agrees promptly after the date hereof (i) to inform the GAO in writing of the Nondisclosure Agreement, pursuant to which (and subject to the terms thereof) the FRBNY has agreed to treat as confidential certain information of the AIG Member, AIRCO and/or the Company and their respective Affiliates, and (ii) in consultation with the AIG Member and the Company, to take reasonable steps to establish protocols with the GAO governing the receipt, handling and dissemination by the GAO of confidential information of the AIG Member, AIRCO, the Company and their respective subsidiaries. In addition to the foregoing, it is acknowledged that the AIG Member, AIRCO and/or the Company separately has sought assurances from the Comptroller General that the GAO will follow applicable laws and regulations, or other protocols that may be agreed to between the GAO and the AIG Member and/or the Company, relating to the disclosure of confidential information obtained directly or indirectly from the AIG Member, AIRCO and/or the Company, and has taken or will take steps, as the case may be, to enter into a written agreement regarding those assurances and/or other protocols that may be agreed to between the GAO and the AIG Member, AIRCO and/or the Company.
ARTICLE VIII
TRANSFERS AND OTHER LIQUIDITY RIGHTS
     Section 8.01 Transfer in General.
          (a) Subject to any restrictions on transferability by operation of Law or contained elsewhere in this Agreement (including Section 4.01(d) hereof) and any other requirement of applicable Law imposed on the Company or the Members or in accordance with Section 11.14, (i) the Preferred Members may freely Transfer their Preferred Units to any Person and (ii) no Common Member shall Transfer any portion of its Interest or its Units, directly or indirectly, to any Person other than a Permitted Transferee, without the prior written consent of each of (A) the Board of Managers and (B) prior to the Preferred Payment, a Majority in Interest of the Preferred Members. Notwithstanding anything herein to the contrary but subject to the provisions of this Article VIII, following the Preferred Payment, the Common Members may freely transfer their Common Units to any Person. Notwithstanding anything herein to the contrary, prior to an Initial Public Offering of the Company, no Member shall Transfer any portion of its Interests, Units or Equity Securities (including to any Permitted Transferee) to the extent that such Transfer would cause the Company to be taxable as a corporation or treated as a “publicly traded partnership” for United States federal, state or local income or franchise tax purposes.
          (b) A permitted Transfer of Units pursuant to Section 8.01(a) hereof shall be effective as of the date of (i) compliance with the conditions to such transfer referred to in this Section 8.01 and (ii) admission of the Substituted Member pursuant to Section 8.02 hereof. All tax items for the partnership taxable year of such transfer shall be allocated between the transferor and the transferee according to any method permissible under Code Section 706 (which method shall be agreed upon between the transferor and the transferee, and approved by the Board of Managers). Distributions made before the effective date of such Transfer shall be paid to the transferor, and distributions made after such date shall be paid to the transferee.
          (c) Any Member who effectively transfers any Units pursuant to this Article VIII shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 4.04, 4.05 and 7.01 hereof shall continue to inure to such Person’s benefit). Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability or obligation of such Member to the Company or the other Members with respect to such Units that may exist on the date of such Transfer or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in other agreements with the Company.
          (d) In addition to any other restrictions on Transfer imposed by this Agreement, no Member may Transfer any Unit (except pursuant to an effective registration statement under the Securities Act or Section 8.05) without first delivering to the Board of Managers, if requested, an opinion of counsel (reasonably acceptable in form and substance to the Board of Managers) that neither registration nor qualification under the Securities Act or applicable state securities Laws is required in connection with such Transfer and that such Transfer would not cause the Company to be taxable as a corporation or treated as a “publicly traded partnership” for United States federal income tax purposes. The Board of Managers may waive such opinion requirement on advice of counsel acceptable to the Board of Managers.
     Section 8.02 Admission of Members. A Person shall be admitted to the Company (without requiring any consent of the Board of Managers or of the Members pursuant to Section 11.02 hereof) in connection with the transfer of any Units to such Person as permitted under the terms of this Agreement (a “Substituted Member”), or in connection with the issuance of new Units by the Company to an Additional Member, by accepting and agreeing to be bound by all of the terms and conditions hereof by executing a counterpart to this Agreement and (excluding AIG, AIGLH and the FRBNY) entering into a joinder agreement in the form of Schedule VI attached hereto.

     Section 8.03 Transfers in Violation of Agreement. Any Transfer or attempted Transfer in violation of this Article VIII shall be void, and the Company shall not record such purported Transfer on its books or treat any purported transferee as the owner of any Units subject to such purported Transfer.
     Section 8.04 Demand Liquidity Event.
          (a) Prior to the Preferred Payment, (A) with respect to the FRBNY Member, for as long as the FRBNY Member owns any Preferred Units, the FRBNY Member shall, at any time (i) during the Initial Period, upon prior consultation with, and during the 12-month period following the date of this Agreement the prior concurrence of, the AIG Credit Facility Trust, be entitled to make an IPO Demand and (ii) following the Initial Period, in its sole discretion, be entitled to make an IPO Demand; and (B) with respect to the Majority Preferred Members, (i) during the Initial Period, will not be entitled to make an IPO Demand, and (ii) following the Initial Period, shall, in their sole discretion, be entitled to make an IPO Demand (each of the FRBNY Member with respect to Section 8.04(a)(A) and the Majority Preferred Members with respect to Section 8.04(a)(B), an “IPO Demanding Member”). An “IPO Demand” means that the IPO Demanding Member may require the Company to use its best efforts to effect an Initial Public Offering. In connection with any such Initial Public Offering, the Company shall not be required to distribute any proceeds of such Initial Public Offering.
          (b) Prior to the Preferred Payment, (A) with respect to the FRBNY Member, for as long as the FRBNY Member owns any Preferred Units, the FRBNY Member shall, at any time (i) during the Initial Period, upon prior consultation with, and during the 12-month period following the date of this Agreement the prior concurrence of, the AIG Credit Facility Trust, be entitled to make a Sale of the Company Demand and (ii) following the Initial Period, in its sole discretion, be entitled to make a Sale of Company Demand; and (B) with respect to the Majority Preferred Members, (i) during the Initial Period, will not be entitled to make a Sale of the Company Demand, and (ii) following the Initial Period, shall, in their sole discretion, be entitled to make a Sale of the Company Demand (each of the FRBNY Member with respect to Section 8.04(b)(A) and the Majority Preferred Members with respect to Section 8.04(b)(B), a “Sale Demanding Member”). A “Sale of the Company Demand” means that the Sale Demanding Member may require the Company to use its best efforts to effect a Sale of the Company; provided, however, that if the Sale of the Company is structured such that the Company will receive the proceeds from such a Sale of the Company, then the Company shall not be required to distribute any proceeds it may receive from such a Sale of the Company; and provided, further, that if the Sale of the Company is structured such that the Members will receive the proceeds from such a Sale of the Company, then the proceeds from the Sale of the Company shall be allocated among the Members in the manner that such proceeds would have been distributed by the Company in accordance with Section 5.02 hereof and any such proceeds distributed or allocated to the Preferred Members shall reduce the Liquidation Preference in the amount so distributed or allocated. In connection with any Sale of the Company, the Sale Demanding Member may require the Board of Managers and/or the other Members to take any of the actions that may be required by or on behalf of the Company or any such Member in connection with a Drag-Along Transfer pursuant to Section 8.05 hereof.
     Section 8.05 Drag-Along.

          (a) At any time prior to the Preferred Payment, (A) with respect to the FRBNY Member, for as long as the FRBNY Member owns any Preferred Units, the FRBNY Member shall, at any time (i) during the Initial Period, upon prior consultation with, and during the 12-month period following the date of this Agreement the prior concurrence of, the AIG Credit Facility Trust, be entitled to make a Drag-Along Demand and (ii) following the Initial Period, in its sole discretion, be entitled to make a Drag-Along Demand and (B) with respect to the Majority Preferred Members, (i) during the Initial Period, will not be entitled to make a Drag-Along Demand and (ii) following the Initial Period, shall, in their sole discretion, be entitled to make a Drag-Along Demand (each of the FRBNY Member with respect to Section 8.05(a)(A) and the Majority Preferred Members with respect to Section 8.05(a)(B), a “Selling Member”). A “Drag-Along Demand” means that if the Selling Member agrees to effect a Drag-Along Sale (in any single or series of related transactions) to a non-affiliated Third Party (the “Drag-Along Buyer”), the Selling Member may at any time, pursuant to a Transfer or otherwise (a “Drag-Along Transfer”), exercise drag-along rights in accordance with the terms, conditions and procedures set forth herein.
          (b) The Selling Member shall promptly give notice (a “Drag-Along Notice”) to each of the other Members (the “Drag-Along Members”) not later than 30 days prior to the consummation of the Drag-Along Transfer of any election by the Selling Member to exercise their drag-along rights under this Section 8.05, setting forth the name and address of the Drag-Along Buyer, the proposed amount and form of consideration for the Units, and all other material terms and conditions of the Drag-Along Transfer. Any Drag-Along Transfer shall be at the same purchase price as specified in the Drag-Along Notice and all Members shall receive the same form of consideration in connection with a Drag-Along Transfer and as set forth in Section 8.05(c) hereof.
          (c) The proceeds from the sale of any Drag-Along Transfer shall be allocated to the Members in the manner that such proceeds would have been distributed by the Company in accordance with Section 5.02 hereof and such proceeds distributed to the Preferred Members shall reduce the Liquidation Preference in the amount so distributed.
          (d) Each Drag-Along Member must agree (i) to make the same representations, warranties, covenants, indemnities and agreements as made by the Selling Member in connection with the Drag-Along Transfer (other than any non-competition or similar agreements or covenants that would bind the Drag-Along Member or its Affiliates), and (ii) to the same terms and conditions to the transfer as the Selling Member agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Selling Member and Drag-Along Members severally and not jointly and any liability for breach of any such representations and warranties related to the Company shall be allocated among the Selling Member and Drag-Along Members based on the proportion of the consideration received by the Selling Member and Drag-Along Members, and the aggregate amount of liability for the Selling Member and Drag-Along Members shall not exceed the U.S. dollar value of the total consideration to be paid by the Drag-Along Buyer to the Selling Member or Drag-Along Members, respectively.
          (e) All reasonable costs and expenses incurred by the Members or the Company in connection with any proposed Drag-Along Transfer (whether or not consummated),

including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company.
          (f) The Company shall, and shall cause its Subsidiaries to, take all necessary action in connection with the consummation of any Drag-Along Transfer, including providing access to the documents, records and senior management of the Company and its Subsidiaries, entering into an agreement reflecting the terms of the Drag-Along Transfer and executing and delivering any documents reasonably requested by the Drag-Along Buyer and the Selling Member and their respective counsel as reasonably necessary to cause the Company to consummate such Drag-Along Transfer.
     Section 8.06 Participation Redemption. At any time following the Preferred Payment, the Company may redeem (the “Participation Redemption”) the Preferred Participating Return by (i) following an Initial Public Offering, providing the Preferred Members with a redemption notice indicating the Participating Fair Market Value and the proposed closing date of the Participation Redemption (which shall be no earlier than five business days from the date of the redemption notice) and, upon the closing of the Participation Redemption, distributing to the Preferred Members, pro-rata in accordance with their Preferred Units, an amount equal to the Participating Fair Market Value; and (ii) prior to an Initial Public Offering, providing the Preferred Members with a redemption notice (the “Redemption Notice”) indicating the Board of Managers’ good faith determination of the Participating Fair Market Value and the proposed closing date of the Participation Redemption (which shall be no earlier than five business days from the date of the redemption notice) and, subject to the right of a Majority in Interest of the Preferred Members to contest such good faith determination as described below, upon the closing of the Participation Redemption on the date specified in the Redemption Notice, distributing to the Preferred Members, pro-rata in accordance with their Preferred Units, an amount equal to the Participating Fair Market Value; provided, however, should a Majority in Interest of the Preferred Members contest in good faith the Board of Managers’ determination of the Participation Fair Market Value by providing the Company with notice of such contest within ten days of the Redemption Notice, the final determination of the Participation Fair Market Value shall be made by an investment banking firm of national standing designated by mutual agreement of the Company and the contesting Preferred Members, which determination shall be final and binding on the Members and the Company. The fees and expenses of the investment banking firm shall be borne by the Company.
     Section 8.07 Public Offerings. Until the Preferred Payment shall have occurred, a Majority in Interest of the Preferred Members shall have the right to appoint one of the global coordinators (who shall also serve as lead book-running managers) (the “Global Coordinators”) for each Public Offering occurring prior thereto, and the AIG Member shall have the right to appoint one of the Global Coordinators, and after prior consultations with the Preferred Members, any additional Global Coordinators and book runners for each such Public Offering. The additional book runners, if any, shall report to the Global Coordinators who shall be responsible on a joint basis for overseeing the book runners and determining their compensation and allocations and all other important matters for which lead underwriters are customarily responsible in public offerings of securities of this type.

ARTICLE IX
DISSOLUTION; LIQUIDATION
     Section 9.01 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of any of the following events:
          (a) the prior approval of both (x) the Board of Managers and (y) unless the Preferred Payment has occurred or the dissolution will result in payment of the Preferred Payment in full and the Consent Holder holds Preferred Interests, the Consent Holder (as contemplated by Section 4.01(d)), to dissolve the Company; or
          (b) any other event sufficient under the Act to cause the dissolution of the Company.
     Section 9.02 Final Accounting. Upon the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.
     Section 9.03 Liquidation.
          (a) Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Article XI hereof, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 9.03(c) hereof. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.
          (b) Upon the dissolution of the Company, the Board of Managers, or, if there is no Board of Managers, a person selected by the Members, acting unanimously, shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.
          (c) The Liquidator shall distribute all proceeds from liquidation in the following order of priority:
               (i) first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and
               (ii) second, to the Members in the same manner in which non-liquidating distributions are made pursuant to Section 5.02 hereof.
               (iii) The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article IX, a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator in its reasonable discretion.

     Section 9.04 Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 9.03 hereof, the Company shall be terminated and the person acting as Liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Company.
ARTICLE X
NOTICES
     Section 10.01 Method for Notices. All notices, requests or other communications to any party hereunder shall be in writing (which may include facsimile transmission) and shall be given, if to the Company, to:
American International Group, Inc.
70 Pine Street,
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 785-2175
Telephone: (212) 770-7000
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Aiello and Matthew Gilroy
Facsimile: (212) 310-8007
Telephone: (212) 310-8000
if to the FRBNY, to:
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Brett Phillips, Counsel
Facsimile: (212) 720-7797
Telephone: (212) 720-5166
with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: John Amorosi and John Knight
Facsimile: (212) 450-3800
Telephone: (212) 450-4000

if to the AIG Member or AIRCO, to:
American International Group, Inc.
70 Pine Street,
New York, NY 10270
Attention: General Counsel
Facsimile: (212) 785-2175
Telephone: (212) 770-7000
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Aiello and Matthew Gilroy
Facsimile: (212) 310-8007
Telephone: (212) 310-8000
if to any other Member to the address given for that Member on Schedule I attached hereto, or such other address as that Member may specify by written notice to the Board of Managers.
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
ARTICLE XI
GENERAL PROVISIONS
     Section 11.01 Governing Law. This Agreement, or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to enter into this Agreement), shall be construed by, subject to and governed in accordance with the internal Laws of the State of Delaware without giving effect to conflict of Laws or other principles which may result in the application of Laws other than the internal Laws of the State of Delaware.
     Section 11.02 Amendments by the Members. This Agreement and the Certificate may be modified, amended or waived from time to time as determined and agreed by (i) a Majority in Interest of the Common Members and (ii) a Majority in Interest of the Preferred Members, provided, however, that no amendment that has a material and adverse and disproportionate effect on any Member as compared to the other Members holding the same class of Securities shall be approved without the consent of such Member.

     Section 11.03 Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.
     Section 11.04 Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Members entering into this Agreement. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, “including” or include” shall mean “including without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. To the extent that any ambiguity or inconsistency arises with respect to any provision(s) of this Agreement (other than any provision(s) relating to the Preferred Interests or any rights or obligations of any Preferred Member, including the FRBNY Member), the Board of Managers shall resolve such ambiguity or inconsistency in good faith and such resolution shall be binding upon the Members.
     Section 11.05 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.
     Section 11.06 Relations with Members. Unless named in this Agreement as a Member, or unless admitted to the Company as a Substituted Member or an Additional Member as provided in this Agreement, no Person shall be considered a Member. Subject to Article VIII hereof, the Company and the Board of Managers need deal only with Persons so named or admitted as Members.
     Section 11.07 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.
     Section 11.08 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective Permitted Transferees and, in the case of any FRBNY Member (other than rights which inure solely to the benefit of the Consent Holder and therefore shall not be transferable other than to a Permitted Transferee), any other transferee of the Preferred Units, if any; provided, however, that no Transfer of the Interest of any Member shall be made except in accordance with the provisions of Article VIII hereof.

     Section 11.09 Entire Agreement. This Agreement (including the Schedules hereto) and the other Transaction Documents constitute the entire agreement among the Members and the Company or any Subsidiary with respect to the subject matter hereof and thereof and supersede any agreement or understanding entered into as of a date prior to the date hereof among or between them with respect to the subject matter hereof and thereof.
     Section 11.10 No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than an Indemnified Party pursuant to Sections 4.04 and 4.05 hereof, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
     Section 11.11 Other Instruments and Acts. The Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Company created by this Agreement.
     Section 11.12 Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by applicable Law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by applicable Law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by applicable Law.
     Section 11.13 Public Announcements. No Member will issue any public announcements or disseminate any advertising or marketing material concerning the existence or terms of this Agreement or the transactions contemplated hereby without the prior written approval of each of the AIG Member and the FRBNY Member, except to the extent such announcement is required by applicable Law. If a public announcement is required by applicable Law, the Members will consult with each other before making the public announcement. To the extent any announcement or any advertising or marketing material permitted under this Section 11.13 expressly refers to any Member or its Affiliates, such Member shall, in its sole discretion, have the right to revise such announcement or advertising or marketing material prior to granting such written approval.
     Section 11.14 Initial Public Offering.
          (a) Notwithstanding anything to the contrary contained herein but subject to Section 4.01(d), in connection with any Initial Public Offering approved in accordance with this Agreement, the Members hereby agree to discuss in good faith whether any of the rights and obligations of the parties hereto and the Company under this Agreement should be amended, restructured or terminated, including, without limitation, whether any of the rights set forth in Sections 4.01(d) or 8.04 hereof should be terminated or made subject to any time limitations (or time and volume limitations in the case of Section 5.04 hereof), in order to permit the Initial Public Offering to be effected in a manner consistent with applicable Law, market custom and the recommendations of the Global Coordinators in light of market conditions at such time and the listing requirements of the exchange or market on which the Initial Public Offering is to be effected, taking into account, among other things, the rights of the Preferred Members hereunder and their goal and expectation that the Preferred Payment be effected as promptly as practicable after the date hereof; provided, however, that this sentence shall not in any way either (x) obligate any of the Members or the Company to agree to any amendment, restructuring or termination of any such rights or (y) affect or nullify any rights or obligations of the Members or the Company under this Agreement.
          (b) Notwithstanding anything to the contrary contained herein but subject to Section 4.01(d), in connection with any Initial Public Offering of the Company (or its successor corporation) or any newly formed corporation as described below, approved in accordance with this Agreement, and upon the request of the Board of Managers, each of the Members hereby agrees that it will, at the expense of the Entity subject to such Public Offering, take such action and execute such documents as may reasonably be necessary to effect such Public Offering as expeditiously as possible, including, without limitation, taking all such actions and executing such documents as may reasonably be necessary to convert the Company into a corporation or to contribute its respective Securities to a newly formed corporation, in each case substantially concurrently with the closing of such Public Offering; provided, however, that in connection with any such conversion or contribution, (i) each Preferred Member shall be entitled to receive preferred stock of the corporation whose shares of common stock are being sold in connection with such Public Offering with the same economic rights as such Preferred Member was entitled to prior to such conversion or contribution, including with an aggregate liquidation preference equal to the amount such Preferred Member would be entitled to receive, in respect of the Preferred Units which such Preferred Member held in the Company immediately prior to such conversion or contribution, under Section 5.02 hereof if a liquidation of the Company had occurred immediately prior to the consummation of such Public Offering with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of the Company (as reasonably determined by the Board of Managers in good faith with the reasonable agreement of a Majority in Interest of the Preferred Members) immediately prior to the consummation of such Public Offering; (ii) the Common Members shall be entitled to receive that value of common stock of the corporation whose shares of common stock are being sold in connection with such Public Offering as equals the amount such Common Member would be entitled to receive, relative to the Common Units which such Member held in the Company immediately prior to such conversion or contribution, under Section 5.02 hereof if a liquidation of the Company had occurred immediately prior to the consummation of such Public Offering with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of the Company (as reasonably determined by the Board of Managers in good faith with the reasonable agreement of a Majority in Interest of the Preferred Members) immediately prior to the consummation of such Public Offering; and (iii) each of the parties hereto and the Entity whose Securities will be the subject of such Initial Public Offering shall enter into, as a condition thereto, a shareholders agreement on substantially the same terms and conditions, mutatis mutandis, as set forth herein; provided further, that in connection with any such conversion or contribution, at any time and from time to time following the expiration of any lock-up period for an Initial Public Offering agreed between the Preferred Members and the underwriters of any Initial Public Offering (but in no event more than 180 days after the consummation thereof), (A) with respect to the FRBNY Member, for as long as the FRBNY Member owns any Preferred Units, the FRBNY Member shall, at any time (i) during the Initial Period, upon prior consultation with, and during the 12-

month period following the date of this Agreement the prior concurrence of, the AIG Credit Facility Trust, be entitled to make a Conversion Demand and (ii) following the Initial Period, in its sole discretion, be entitled to make a Conversion Demand; and (B) with respect to the Majority Preferred Members, (i) during the Initial Period, will not be entitled to make a Conversion Demand, and (ii) following the Initial Period, shall, in their sole discretion, be entitled to make a Conversion Demand (each of the FRBNY Member with respect to clause (A) of this proviso and the Majority Preferred Members with respect to clause (B) of this proviso, a “Conversion Demanding Member”). For purposes of this Section 11.14(b), a “Conversion Demand” means the Conversion Demanding Member may demand that any shares of preferred stock issued to the Conversion Demanding Member shall convert, in whole or in part, to shares of common stock of the Entity subject to such Public Offering with a Trading Value that is equal to the then current liquidation preference on such preferred stock up to a maximum number of shares of common stock of the Entity subject to such Public Offering as are authorized but not outstanding at the time of such conversion; provided, further, that any such conversion into shares of common stock shall occur concurrently with and as a condition precedent to the closing of a sale by the Conversion Demanding Member of such shares of common stock (which sale would be subject to any restrictions or lock-up periods they may be subject to at such time or otherwise having been agreed to by the Preferred Members pursuant to this Section 11.14 or otherwise). In connection with any such conversion of the Company into a corporation or contribution of the Securities to a newly formed corporation, the Company and the Preferred Members will jointly determine a sufficient (but fixed) number of shares of common stock to be authorized by such new or successor Entity that will be subject to such Public Offering at the time of formation under its certificate of incorporation or comparable organizational documents as is reasonably sufficient to permit the conversion of the preferred stock into shares of common stock of such Entity as will reasonably be necessary to satisfy the liquidation preference of such preferred stock.
          (c) Without limitation of the provisions of Sections 11.14(a) and 11.14(b), (A) the Members agree to enter into customary lock-up agreements with the underwriters of any Initial Public Offering and a registration rights agreement to be mutually agreed, provided, however, that no such lock-up agreement or registration rights agreement shall provide for any Preferred Member to be bound by any lock-up period exceeding 180 days and (B) in connection with any Public Offering, the Company shall take all necessary actions as expeditiously as possible to effect the registration of any Securities to be offered in any Public Offering under the Securities Act and/or otherwise comply with all requirements of the securities Laws of the jurisdiction(s) governing any Public Offering and any applicable listing standards of any stock exchange or quotation system upon which such Securities are to be listed or quoted.
     Section 11.15 Consent to Jurisdiction and Service of Process. The Members hereby consent to the jurisdiction of any state or federal court located within the area encompassed by the State of Delaware and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The Members each accept for itself and in connection with its respective properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any final, nonappealable judgment rendered thereby in connection with this agreement.

     Section 11.16 Waiver of Jury Trial. The Members waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement and the relationship that is being established. The Members also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Members acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The Members further warrant and represent that each Member has reviewed this waiver with its legal counsel, and that each Member knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transaction completed hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     Section 11.17 Fees and Expenses. The AIG Member will bear and pay all reasonable costs and expenses incurred by or on behalf of the FRBNY in connection with the transactions contemplated by this Agreement, including the reasonable fees and expenses of its financial or other consultants, investment bankers, accountants and counsel, in accordance with Section 8.05 of the Credit Agreement.
     Section 11.18 Regulated Insurance Companies. Each of the Members and the Company acknowledges that the Insurance Subsidiaries are regulated Entities whose businesses are subject to laws, regulations, directives or orders issued from time to time by the relevant regulators and no term or condition of this Agreement shall be interpreted in any manner that would require any Member or the Company to take any action (or cause such action to be taken) that would violate such Laws, regulations, directives or orders.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY [ ] LLC
By:
Name:
Title:

THE MEMBER AMERICAN INTERNATIONAL REINSURANCE COMPANY LTD.
By:
Name:
Title:
SIGNATURE PAGE TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF AIA HOLDINGS LLC

     THE PARTIES HERETO are hereby admitted as Members and have executed this counterpart to the Agreement as of the date first above written.

AS A PREFERRED MEMBER FEDERAL RESERVE BANK OF NEW YORK
By:
Name:
Title:

AS A COMMON MEMBER AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

AGREED AND ACKNOWLEDGED [ ] LLC
By:
Name:
Title:

AMERICAN INTERNATIONAL REINSURANCE COMPANY LTD.
By:
Name:
Title:
COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF AIA HOLDINGS LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[__________________]6,
A DELAWARE LIMITED LIABILITY COMPANY
Dated as of [•], 2009

[6]	Name is to be determined by the Common Members and the FRBNY prior to the Closing Date.